Exhibit 4.4

ENGINE MEDIA HOLDINGS, INC.

(formerly Torque Esports Corp.)

Consolidated Financial Statements

For the years ended

August 31, 2020 and 2019

(Expressed in United States Dollars)

Engine Media Holdings, Inc. (formerly Torque Esports Corp.)

Baker Tilly WM LLP 1500 - 401 Bay Street Toronto, Ontario Canada M5H 2Y4 T: +1 416.368.7990 F: +1 416.368.0886 toronto@bakertilly.ca www.bakertilly.ca

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Engine Media Holdings, Inc. (formerly, Torque Esports Corp.):

Opinion

We have audited the consolidated financial statements of Engine Media Holdings, Inc. (formerly, Torque Esports Corp.) and its subsidiaries (the “Company”), which comprise the consolidated statement of financial position as at August 31, 2020 and the consolidated statement of loss and comprehensive loss, consolidated statement of shareholders’ equity (deficiency) and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at August 31, 2020, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1(b) in the consolidated financial statements, which describes the events and conditions indicating that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Matter

The consolidated financial statements of the Company for the year ended August 31, 2019 were audited by another auditor who expressed an unmodified opinion on the consolidated financial statements on February 14, 2020.

Other Information

Management is responsible for the other information. The other information comprises the information included in the Management’s Discussion and Analysis filed with the relevant Canadian securities commissions.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is John C. Sinclair.

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Ontario
January 7, 2021

ASSURANCE • TAX • ADVISORY

Baker Tilly WM LLP is a member of Baker Tilly Canada Cooperative, which is a member of the global network of Baker Tilly International Limited. All members of Baker Tilly Canada Cooperative and Baker Tilly International Limited are separate and independent legal entities.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Consolidated Statements of Financial Position As at August 31, 2020 and 2019 (Expressed in United States Dollars)

	Note	2020	2019
		$	$

ASSETS
Current
Cash and cash equivalents		5,243,278	2,818,744
Restricted cash	17	388,587	8,270
Accounts and other receivables	9	3,845,890	517,228
Government remittances		1,125,912	711,278
Prepaid expenses and other		1,571,806	698,842
		12,175,473	4,754,362

Investment in associate	10	2,052,008	-
Advances	10	-	1,470,000
Property and equipment	11	409,389	85,253
Goodwill	12	18,785,807	651,354
Intangible assets	13	19,442,322	3,724,728
Right-of-use assets	14	550,478	-
		41,240,004	5,931,335
		53,415,477	10,685,697
LIABILITIES
Current
Accounts payable and accrued liabilities		17,144,346	3,910,899
Players liability account	17	388,587	8,270
Deferred revenue		553,395	31,656
Lease obligation, current	16	185,671	-
Line of credit	18(c)	4,919,507	-
Long-term debt, current	20	97,702	90,033
Promissory notes payable	18	3,818,920	852,884
Deferred purchase consideration	6(d)	333,503	-
Warrant liability	21	14,135,321	296,795
Contingent performance share obligation, current	26(d)	262,067	257,216
		41,839,019	5,447,753

Contingent performance share obligation, non-current	26(d)	-	216,148
Convertible debt	19	10,793,459	12,532,723
Lease obligation, non-current	16	386,477	-
Long-term debt, non-current	20	133,230	156,255
		11,313,166	12,905,126
		53,152,185	18,352,879

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	22	69,380,807	29,613,406
Shares to be issued	26(d)	1,059,214	760,216
Contributed surplus		4,034,323	2,753,037
Foregin currency translation reserve		(2,334,275)	(1,333,172)
Deficit		(72,094,162)	(39,754,120)
		45,907	(7,960,633)
Non-controlling interest		217,385	293,451
		263,292	(7,667,182)
		53,415,477	10,685,697
Going concern	1
Commitments and contingencies	26
Subsequent events	31

Approved on Behalf of Board:	“Steven Zenz”	“Lou Schwartz”
	Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Consolidated Statements of Loss and Comprehensive Loss Years ended August 31, 2020 and 2019 (Expressed in United States Dollars)

	Note	2020	2019
		$	$
CONTINUING OPERATIONS
REVENUE
Games development	7	2,732,846	3,371,472
Sponsorship, tournament and event income	7	889,862	12,628
Platform revenue	7	2,571,672	303,078
Advertising revenue	7	4,526,453	-
Professional services	7	386,390	483,185
Other income	7	1,154	49,098
		11,108,377	4,219,461
EXPENSES
Salaries and wages		7,069,321	4,277,676
Consulting		3,768,175	1,723,584
Professional fees		2,853,141	711,521
Revenue sharing expense		3,380,017	-
Sponsorships and tournaments		4,282,232	586,850
Advertising and promotion		2,544,495	865,661
Office and general		1,927,352	797,382
Technology expenses		1,226,341	109,765
Amortization and depreciation	11, 13, 14	3,891,042	2,386,805
Share-based payments	23, 24	1,409,569	73,843
Interest expense		909,928	333,381
(Gain) loss on foreign exchange		562,350	(178,005)
Change in fair value of warrant liability	21	6,189,921	(552,820)
Change in fair value of convertible debt	19	(230,127)	1,536,532
Change in fair value of contingent consideration	26(d)	87,702	110,501
Gain on settlement of debt		-	(497,191)
Impairment of investment in associate and advances	10	3,652,199	-
Impairment of goodwill	12	-	5,886,260
		43,523,658	18,171,745

Net loss for the year before taxes		(32,415,281)	(13,952,284)
Deferred income taxes	15	-	(144,822)
		(32,415,281)	(14,097,106)
DISCONTINUED OPERATIONS
Pro Gaming League Nevada Inc.	27	(827)	(895,168)
Net loss for the year		(32,416,108)	(14,992,274)

Net loss attributable to non-controlling interest		76,066	254,276
Net loss attributable to owners of the Company		(32,340,042)	(14,737,998)

OTHER COMPREHENSIVE LOSS
Items that may be reclassified subsequently to profit or loss
Foreign currency translation differences		(1,001,103)	(387,467)
Comprehensive loss for the year		(33,341,145)	(15,125,465)
EARNINGS PER SHARE
Basic and diluted earnings per share - continuing operations	8	(10.96)	(94.19)
Basic and diluted earnings per share - discontinued operations	8	(0.00)	(6.09)
Basic and diluted earnings per share	8	(10.96)	(100.29)
Weighted average number of shares outstanding	8	2,949,511	146,960

The accompanying notes are an integral part of these consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Consolidated Statements of Shareholders’ Equity (Deficiency) Years ended August 31, 2020 and 2019 (Expressed in United States Dollars)

	Share capital: Number	Share capital: Amount	Shares to be issued	Contributed surplus	Foregin currency translation reserve	Deficit	Total~equity before non-controlling interest	Non-controlling interest	Total equity
	#	$	$	$	$	$	$	$	$

Balance, as at August 31, 2018	146,750	29,573,077	455,736	2,722,686	(945,705)	(25,016,122)	6,789,672	-	6,789,672
Share-based payments	-	-	-	73,843	-	-	73,843	-	73,843
Convertible debt conversion	9,600	31,026	-	-	-	-	31,026	-	31,026
Common shares issued on exercise of warrants	88	9,303	-	-	-	-	9,303	-	9,303
Shares to be issued (Note 26(d))	-	-	304,480	-	-	-	304,480	-	304,480
Non-controlling interest in subsidiary	-	-	-	(43,492)	-	-	(43,492)	547,727	504,235
Net loss for the year	-	-	-	-	-	(14,737,998)	(14,737,998)	(254,276)	(14,992,274)
Foreign currency translation differences	-	-	-	-	(387,467)	-	(387,467)	-	(387,467)
Balance, as at August 31, 2019	156,438	29,613,406	760,216	2,753,037	(1,333,172)	(39,754,120)	(7,960,633)	293,451	(7,667,182)
Impact of share consolidation	(114)	-	-	-	-	-	-	-	-
Share-based payments	-	-	-	1,409,569	-	-	1,409,569	-	1,409,569
Shares issued on vesting of RSUs	26,666	159,895	-	(159,895)	-	-	-	-	-
Convertible debt conversion	1,739,615	5,152,023	-	-	-	-	5,152,023	-	5,152,023
Private placements, net of costs	502,562	2,694,076	-	-	-	-	2,694,076	-	2,694,076
Shares issued for cancellation of debt	59,654	724,231	-	-	-	-	724,231	-	724,231
Shares issued on acquisition of UMG (Note 6)	288,560	3,804,344	-	41,879	-	-	3,846,223	-	3,846,223
Shares issued on acquisition of Frankly (Note 6)	2,258,215	12,155,000	-	-	-	-	12,155,000	-	12,155,000
Shares issued on acquisition of Winview (Note 6)	1,759,997	7,579,000	-	-	-	-	7,579,000	-	7,579,000
Shares issued on acquisition of Driver Database (Note 6)	100,000	859,745	-	-	-	-	859,745	-	859,745
Shares issued on acquisition of Lets Go Racing (Note 6)	200,000	1,719,491	-	-	-	-	1,719,491	-	1,719,491
Common shares issued on exercise of warrants	654,543	4,919,596	-	-	-	-	4,919,596	-	4,919,596
Shares to be issued (Note 26(d))	-	-	298,998	-	-	-	298,998	-	298,998
Non-controlling interest in subsidiary	-	-	-	(10,267)	-	-	(10,267)	-	(10,267)
Net loss for the year	-	-	-	-	-	(32,340,042)	(32,340,042)	(76,066)	(32,416,108)
Foreign currency translation differences	-	-	-	-	(1,001,103)	-	(1,001,103)	-	(1,001,103)
Balance, as at August 31, 2020	7,746,136	69,380,807	1,059,214	4,034,323	(2,334,275)	(72,094,162)	45,907	217,385	263,292

The accompanying notes are an integral part of these consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Consolidated Statements of Cash Flows Years ended August 31, 2020 and 2019 (Expressed in United States Dollars)

	2020	2019
	$	$
OPERATING ACTIVITIES
Net loss for the year before non-controlling interest	(32,416,108)	(14,992,274)
Items not affecting cash:
Amortization and depreciation	3,891,042	2,386,805
Forgiveness of government grants	(1,589,559)	-
Change in fair value of warrant liability	6,189,921	(552,820)
Change in fair value of contingent consideration	87,702	110,501
Change in fair value of convertible debt	(230,127)	1,536,532
Settlement of debt	-	(497,191)
Unrealized foreign exchange (gain)	-	(38,785)
Impairment of investment in associate and advances	3,652,199	-
Impairment of goodwill	-	5,886,260
Deferred income taxes	-	144,822
Accretion of debt	96,733	98,529
Share-based payments	1,409,569	73,843
	(18,908,628)	(5,843,778)
Changes in non-cash working capital:
Restricted cash	(65,876)	(8,270)
Accounts and other receivables	2,115,952	41,597
Government remittances	(414,634)	(231,691)
Prepaid expenses and other	(163,517)	(625,371)
Accounts payable and accrued liabilities	4,058,843	1,996,691
Players liability account	65,875	-
Deferred revenue	221,142	(2,383)
	5,817,785	1,170,573
	(13,090,843)	(4,673,205)
INVESTING ACTIVITIES
Purchase of property and equipment	(110,380)	(33,154)
Cash acquired, net of cash paid in business combinations	1,458,920	-
Advances	(1,155,657)	(1,470,000)
Acquisition of intangible assets (WTF1)	(557,709)	(154,368)
	(364,826)	(1,657,522)
FINANCING ACTIVITIES
Proceeds from government grants	1,414,764	-
Proceeds from line of credit	1,000,000	-
Proceeds from private placement unit offerings	3,685,785	-
Proceeds from convertible debentures	5,750,000	8,821,607
Net proceeds (payments) from promissory notes payable	1,111,553	200,000
Proceeds from exercise of warrants	3,574,023	3,816
Payments on lease financing	(139,937)	-
Payments on long-term debt	(53,736)	(170,822)
Settlement of contingent liability	-	(313,363)
	16,342,452	8,541,238
Impact of foreign exchange on cash	(462,249)	300
Change in cash and cash equivalents	2,424,534	2,210,811

Cash and cash equivalents, beginning of year	2,818,744	607,933
Cash and cash equivalents, end of year	5,243,278	2,818,744

The accompanying notes are an integral part of these consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

1.	Corporate information and going concern

(a)	Corporate information

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) (“Engine Media” or the “Company”) was incorporated under the Business Corporations Act (Ontario) on April 8, 2011. The registered head office of the Company is 77 King St. West, Suite 3000, PO Box 95, TD Centre – North Tower, Toronto, Ontario, M5K 1G8, Canada.

With the acquisitions of Frankly Inc. (“Frankly”) and WinView, Inc. (“WinView”), on May 8, 2020 (see Note 6), the Company focuses on accelerating new, live, immersive esports and interactive gaming experiences for consumers through its partnerships with traditional and emerging media companies and providing online interactive technology and monetization services.

On August 13, 2020, the Company consolidated its shares on the basis of 15 pre-consolidation shares for every 1 post-consolidation share. Current and comparative disclosure has been amended to reflect this share consolidation.

Pursuant to shareholder approval at the July 15, 2020 shareholders’ meeting, effective August 13, 2020, the Company changed its name to Engine Media Holdings, Inc. The Company’s common shares trade on the TSX Venture Exchange under the trading symbol GAME.V and OTCQB under the trading symbol MLLLF.

(b)	Going concern

These consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern, and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profit levels of operations.

The Company has not yet realized profitable operations and has incurred significant losses to date resulting in a cumulative deficit of $72,094,162 as at August 31, 2020 (August 31, 2019 – $39,754,120). The recoverability of the carrying value of the assets and the Company’s continued existence is dependent upon the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary. While management has been historically successful in raising the necessary capital, it cannot provide assurance that it will be able to execute on its business strategy or be successful in future financing activities. As at August 31, 2020, the Company had a working capital deficiency of $29,663,546 (August 31, 2019 – working capital deficiency of $693,391 which is comprised of current assets less current liabilities. The Company also faced uncertain future impacts from COVID-19 (Note 3(b)).

These conditions indicate the existence of material uncertainties that cast significant doubt about the Company’s ability to continue as a going concern. Changes in future conditions could require material write downs of the carrying values of goodwill and other long-lived intangibles.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

2.	Basis of preparation

(a)	Statement of compliance

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements for the year ended August 31, 2020 (including comparatives) were approved and authorized for issue by the board of directors on January 7, 2021.

(b)	Basis of consolidation

The consolidated financial statements comprise the accounts of the Company and its controlled subsidiaries. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if and only if the Company has all the following:

(a)	power over the investee;
(b)	exposure, or rights, to variable returns from its involvement with the investee; and
(c)	the ability to use its power over the investee to affect the amount of the investor’s returns.

All transactions and balances between the Company and its subsidiaries are eliminated on consolidation, including unrealized gains and losses on transactions between companies. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

The Company’s material subsidiaries as at August 31, 2020 are as follows:

Name of Subsidiary	Country of Incorporation	Ownership Percentage	Functional Currency
PGL Consulting Services Inc.	Canada	100%	US Dollar
Pro Gaming League Inc.	Canada	100%	US Dollar
Pro Gaming League Nevada Inc.	USA	100%	US Dollar
Millennial Esports California Corp.	USA	100%	US Dollar
Stream Hatchet S.L.	Spain	100%	Euro
IDEAS + CARS Ltd.	United Kingdom	100%	UK Pound
Eden Games S.A.	France	96%	Euro
The Race Media Ltd.	United Kingdom	100%	UK Pound
Frankly Inc.	Canada	100%	Canadian Dollar
WinView, Inc.	USA	100%	US Dollar
UMG Media Ltd.	Canada	100%	Canadian Dollar
Lets Go Racing LTD	United Kingdom	100%	UK Pound
DriverDB AB	Sweden	100%	Swedish Krona

Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

2.	Basis of preparation (cont’d)

(b)	Basis of consolidation (cont’d)

Entities over which the Company exercises significant influence are associates and are accounted for by the equity method. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies. Significant influence is assumed to exist where the Company holds, directly or indirectly, at least a 20% voting interest in an entity, unless it can be clearly demonstrated that this is not the case.

Investments in associates are accounted for using the equity method, where the investment is initially recognized at cost and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss, other comprehensive income and equity movements of the investee after the date of acquisition. Any goodwill or fair value adjustment attributable to the Company’s share in the equity accounted investee is included in the amount recognized as investment. When the Company’s share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Company has an obligation or has made payments on behalf of the investee.

Business combinations are accounted for using the acquisition method under IFRS 3 Business Combinations.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

The measurement period is the period from the date of acquisition to the date the Company obtains complete information about facts and circumstances that existed as of the acquisition date – and is subject to a maximum of one year. The Company elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

Acquisition costs are expensed as incurred, unless they qualify to be treated as debt issue costs, or as cost of issuing equity securities.

(c)	Basis of presentation

These consolidated financial statements have been prepared on a historical cost basis, except for financial instruments which are measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

2.	Basis of preparation (cont’d)

(d)	Functional and presentation currency

The functional currency of the Company is the US Dollar (“USD). The functional currencies of the Company’s subsidiaries are disclosed in Note 2(b). The presentation currency of the consolidated financial statements is the US Dollar (“USD”).

(e)	Expense Reclassifications

For comparability, certain fiscal 2019 amounts have been reclassified to conform with classifications adopted in fiscal 2020. With the significant acquisitions of UMG, Media Ltd., Frankly Inc. and WinView, Inc. during fiscal 2020, many of the prior year’s expense classifications did not best represent the nature of the ongoing business. These reclassifications had no effect on net loss or shareholders’ equity (deficiency).

3.	Significant judgments, estimates and assumptions

The preparation of these consolidated financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Such estimates primarily relate to unsettled transactions and events as at the date of the consolidated financial statements. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenues, and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions. Significant estimates and judgments made by management in the preparation of these consolidated financial statements are outlined below.

The assessment of the Company’s ability to execute its strategy by funding future working capital requirements involves judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. There is a material uncertainty regarding the Company’s ability to continue as a going concern.

(a)	Significant estimates and critical judgments

Information about significant estimates and critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

Note 1	Going concern
Note 30	Expected credit losses
Note 21	Valuation of warrant liability
Note 15	Income, value added, withholding and other taxes
Note 6	Business acquisitions
Note 12 and 13	Goodwill and intangible assets
Note 23 and 24	Valuation of share-based payments
Note 19	Convertible debt
Note 26	Contingencies

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

3.	Significant judgments, estimates and assumptions (cont’d)

(b)	Uncertainty about the effects of COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged and has since extensively impacted global health and the economic environment. To contain the spread of COVID-19, domestic and international governments around the world enacted various measures, including orders to close all businesses not deemed “essential,” quarantine orders for individuals to stay in their homes or places of residence, and to practice social distancing when engaging in essential activities. We anticipate that these actions and the global health crisis caused by COVID-19 will continue to negatively impact many business activities and financial markets across the globe.

The fact that our business has increasingly shifted to digital channels, we have increased flexibility as we navigate through the uncertain environment and near-term implications of the COVID-19 pandemic. The impact of the pandemic on our business has been mixed thus far. While we have seen some increase in demand for our digital products and services, however, this demand has been more than offset by reduction in spending by our customers.

In an effort to protect the health and safety of our employees, the majority of our workforce is currently working from home and we have placed restrictions on non-essential business travel. We have implemented business continuity plans and have increased support and resources to enable our employees to work remotely and thus far our business has been able to operate with minimal disruption.

The global COVID-19 pandemic remains a rapidly evolving situation. We will continue to actively monitor the developments of the pandemic and may take further actions that could alter our business operations as may be required by federal, state, local, or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and shareholders. It is not clear what effects any such potential actions may have on our business, including the effects on our employees, players and consumers, customers, partners, development and content pipelines, our reputation, financial condition, results of operations, revenue, cash flows, liquidity or stock price.

4.	Changes in significant accounting policies

(a)	Accounting pronouncements adopted during the period

i)	IFRS 3 – Business Combinations (“IFRS 3”)

On 22 October 2018, the IASB issued ‘Definition of a Business (Amendments to IFRS 3)’ aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a group of assets. The Amendments added a test that makes it easier to conclude that a company has acquired a group of assets, rather than a business, if the value of the assets acquired is substantially all concentrated in a single asset or group of similar assets. The Amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 January 2020. The Company, as permitted, adopted the Amendments early, at September 1, 2019. The implementation of these Amendments was considered for acquisitions occurring after that date.

ii)	IFRIC 23 – Uncertainty Over Income Tax Treatments (“IFRIC 23”)

IFRIC 23 was issued in June 2017 and clarifies the accounting for uncertainties in income taxes. The interpretation committee concluded that an entity shall consider whether it is probable that a taxation authority will accept an uncertain tax treatment. If an entity concludes it is probable that the taxation authority will accept an uncertain tax treatment, then the entity shall determine taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates consistently with the tax treatment used or planned to be used in its income tax filings. If an entity concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the entity shall reflect the effect of uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates. This standard was adopted on September 1, 2019, resulting in no changes to the Company’s consolidated financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

4.	Changes in significant accounting policies (cont’d)

(a)	Accounting pronouncements adopted during the period (cont’d)

iii)	IFRS 16 – Accounting for Leases (“IFRS 16”)

IFRS 16 was issued by the IASB in January 2016, replacing IAS 17 Leases. IFRS 16 provides a single lessee accounting model and requires the lessee to recognize assets and liabilities for all leases on its statement of financial position, providing the reader with greater transparency of an entity’s lease obligations.

At September 1, 2019, the Company adopted IFRS 16 using the modified retrospective approach and accordingly the information presented for fiscal 2019 has not been restated. Further, the Company has elected to record the transition date right of use asset at the amount equal to the calculated lease liability and has not accounted for low value or short-term leases (leases with a duration of less than twelve months). Comparative figures remain as previously reported under IAS 17 and related interpretations. Upon adoption of IFRS 16, the Company recognized lease liabilities in relation to leases which had previously been classified as operating leases under the principles of International Accounting Standard (“IAS”) 17, “Leases”. The Company’s new accounting policies for leases are disclosed in Note 5(i).

iv)	IAS 1 and IAS8 – Definition of Material - Updates

On October 31, 2018, the IASB issued ‘Definition of Material (Amendments to IAS 1 and IAS 8)’ to clarify the definition of ‘material’ and to align the definition used in the Conceptual Framework and the standards themselves. The amendments are effective annual reporting periods beginning on or after 1 January 2020 and were implemented by the Company in the year ended August 31, 2020. The implementation of these standards did not have a material impact on the Company’s consolidated financial statements.

v)	Conceptual Framework – Updates

Together with the revised ‘Conceptual Framework’ published in March 2018, the IASB also issued ‘Amendments to References to the Conceptual Framework in IFRS Standards’. The amendments are effective for annual periods beginning on or after 1 January 2020 and were implemented by the Company in the year ended August 31, 2020. The implementation of these standards did not have a material impact on the Company’s financial statements.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

4.	Changes in significant accounting policies (cont’d)

(b)	Future accounting pronouncements

The following standards have not yet been adopted and are being evaluated to determine their impact on the Company:

IFRS 10 – Consolidated Financial Statements (“IFRS 10”) and

IAS 28 – Investments in Associates and Joint Ventures (“IAS 28”)

IFRS 10 and IAS 28 were amended in September 2014 to address a conflict between the requirements of IAS 28 and IFRS 10 and clarify that in a transaction involving an associate or joint venture, the extent of gain or loss recognition depends on whether the assets sold or contributed constitute a business. The effective date of these amendments is yet to be determined; however early adoption is permitted. The Company has not assessed the effect of these pronouncements on its consolidated financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or the Company is still assessing what the impact will be to the Company’s financial statements.

5.	Significant accounting policies

(a)	Foreign currency translation

The functional currency of the Company and its subsidiaries is disclosed in Note 2. The presentation currency of the consolidated financial statements is the US Dollar (“USD”).

The financial statements of entities that have a functional currency different from the presentation currency are translated into US dollars as follows: assets and liabilities at the closing rate at the date of the Company’s consolidated statement of financial position and income and expenses at the average rate of the year (as this is considered a reasonable approximation of the actual rates prevailing at the transaction dates). All resulting changes are recognized in other comprehensive income (loss) as foreign currency translation adjustments, except to the extent that the translation difference is allocated to non-controlling interest.

Foreign currency transactions are translated into the functional currency of each entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an entity’s functional currency are recognized in the consolidated statements of loss.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(b)	Revenue recognition

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of its services to a customer.

The following provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and related revenue recognition policies:

i)	Games development

Game development income is derived from the development and sale of gaming applications. Revenue from game development is recognized by reference to the stage of completion. Stage of completion is measured by reference to actual costs incurred to date as a percentage of total estimated costs for each contract.

ii)	Sponsorship, tournament and event income

Sponsorship, tournament and event income is income directly associated with an e-sport or sporting event or tournament. Sponsorship, tournament and event income is recognized upon completion of the underlying event.

iii)	Platform revenue

The Company enters into license agreements with customers for its content management system, video software, and mobile applications (Frankly) and e-sports data platform (Stream Hatchet). These license agreements, generally non-cancellable, without paying a termination penalty, and multiyear, provide the customer with the right to use the Company’s application solely on a Company-hosted platform or, in certain instances, on purchased encoders. The license agreements also entitle the customer to technical support.

Revenue from these license agreements is recognized ratably over the license term. Early termination fees are recognized when a customer ceases use of agreed upon services prior to the expiration of their contract. These fees are recognized in full on the date the customer has completed their migration off of the Company’s solutions and there is no continuing service obligation to the customer.

The Company charges its customers for the optional use of its content delivery network to stream and store videos. The revenue is recognized as earned based on the actual usage because it has stand-alone value and delivery is in control of the customer. The Company also charges its customers for the use of its ad serving platform to serve ads under local advertising campaigns. The Company reports revenue as earned based on the actual usage.

iv)	Advertising

Under national advertising agreements with advertisers, the Company sources, creates, and places advertising campaigns that run across the Company’s network of publisher sites. National advertising revenue, net of third-party costs, is shared with publishers based on their respective contractual agreements. The Company invoices national advertising amounts due from advertisers and remits payments to publishers for their share. Depending on the agreement with the publisher, the obligation to remit payment to the publisher is based on either billing to the advertiser or the collection of cash from the advertiser.

National advertising revenue is recognized in the period during which the ad impressions are delivered. The Company reports revenue earned through national advertising agreements either on a net or gross basis.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(b)	Revenue recognition (cont’d)

iv)	Advertising (cont’d)

Under national advertising agreements wherein the Company does not bear inventory risk and only has credit risk on its portion of the revenue, national advertising revenues are accounted for on a net basis and the publisher is identified as the customer.

In select national advertising agreements with its publishers, the Company takes on inventory risk and additional credit risk. Under these agreements, the Company either a) provides the publisher with a guaranteed minimum gross selling price per advertising unit delivered, wherein the greater of the actual selling price or guaranteed minimum selling price is used in determining the publisher’s share or b) provides the publisher with a fixed rate per advertising unit delivered, wherein the publisher is paid the fixed rate per advertising unit delivered irrespective of the actual selling price. Under these national advertising agreements, national advertising revenues are accounted for on a gross basis with the advertiser identified as the customer and the publisher identified as a supplier, with amounts billed to the advertiser reported as revenue and amounts due to the publisher reported as a revenue sharing expense, within cost of revenue.

Also included in advertising revenue is advertising revenue generated by the Company’s various owned and operated properties.

v)	Professional services

Professional services consist primarily of installation and website design services (Frankly) and data analysis report delivery (Steam Hatchet). Installation fees are contracted on a fixed-fee basis. The Company recognizes revenue as services are performed. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Website design services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to website design is recognized as revenue as the Company performs the services.

The Company assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. When the Company acts in the capacity of an agent rather than as the principal in a transaction, the revenue recognized is the net amount of commission made by the Company.

Deferred revenue consists of customer advances for Company services to be rendered that will be recognized as income in future periods.

(c)	Cash and equivalents, and restricted cash

The “cash and cash equivalents” category consists of cash in banks, call deposits and other highly liquid investments with initial maturities of three months or less. Any investments in securities, investments with initial maturities greater than three months without early redemption feature and bank accounts subject to restrictions, other than restrictions due to regulations specific to a country or activity sector (exchange controls, etc.) are not presented as cash equivalents but as financial assets. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows. Restricted cash is presented as a separate category on the statement of financial position and consists of cash in a bank account restricted for use in the UMG Media Ltd. and WinView Inc. businesses (Note 17).

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(d)	Accounts and other receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost less provision for impairment of trade accounts receivable. A provision for impairment of trade accounts receivable is established based on a forward-looking “expected loss” impairment model. The carrying amount of the trade receivables is reduced through the use of the provision for impairment account, and the amount of any increase in the provision for impairment is recognized in the consolidated statement of loss and comprehensive loss. When a trade receivable is uncollectible, it is written off against the provision for impairment account for trade accounts receivable. Subsequent recoveries of amounts previously written off are credited to the consolidated statement of loss and comprehensive loss.

(e)	Property and equipment

Property and equipment are carried at historical cost less any accumulated depreciation and impairment losses. Historical cost includes the acquisition cost or production cost as well as the costs directly attributable to bringing the asset to the location and condition necessary for its use in operations. When property and equipment include significant components with different useful lives, they are recorded and depreciated separately. Depreciation is computed using the straight-line and declining balance methods based on the estimated useful life of the assets. Useful life is reviewed at the end of each reporting period.

Subsequent to initial recognition, the cost model is applied to property and equipment. Where parts of an item of property and equipment have different useful lives, they are accounted for as separate items of property and equipment.

The Company recognizes in the carrying amount of an item of property, plant and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the Company and the cost of the item can be measured reliably. All other costs are recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred. Depreciation is provided at rates calculated to write off the cost of property, plant and equipment less their estimated residual value on the straight-line and declining balance methods, over the estimated useful lives, as follows.

Computer equipment	3 years, straight-line
Furniture and fixtures	5 years, straight-line
Leasehold improvements	Term of the lease, plus one renewal

(f)	Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.

(g)	Intangible assets

Intangible assets include acquired software used in production or administration and brand names and customer relationships that qualify for recognition as an intangible asset in a business combination. They are accounted for using the cost model whereby capitalized costs are amortized on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(g)	Intangible assets (cont’d)

The useful lives of the intangibles are as follows:

Software	3-5 years
Brands	1-20 years
Customer relationships	1-10 years
Patents	5 years
Intellectual property	3 years

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and install the specific software. Subsequent expenditure on brands is expensed as incurred. Costs associated with maintaining computer software (expenditure relating to patches and other minor updates as well as their installation), are expensed as incurred.

Patents and intellectual property with a finite useful life that are acquired in an asset acquisition are initially recognized on the basis of their relative fair value at the acquisition date. These assets are amortized on a straight-line basis over their useful life, which is generally up to 5 years. Amortization is calculated over the cost of the asset less its residual value. Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are available for use.

Other intangible assets, such as brands, that are acquired by the Company are stated at cost less accumulated amortization and impairment losses. Expenditure on internally generated goodwill, brands, mastheads, publishing titles, customer lists and items similar in substance is recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred.

Research costs are expensed when incurred. Development costs are capitalized when the feasibility and profitability of the project can be reasonably considered certain. Expenditure on development activities, whereby research findings are applied to a plan or design to produce new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible and the Company has sufficient resources to complete development. The expenditure capitalized includes the cost of materials, direct labour and an appropriate proportion of overheads. Other development expenditure is recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred. Capitalized development expenditure is stated at cost less accumulated amortization and impairment losses.

(h)	Impairment of property and equipment, intangible assets and goodwill

i)	Timing of impairment testing

The carrying values of property and equipment and finite life intangible assets are assessed at the reporting date as to whether there is any indication that the assets may be impaired. Goodwill and indefinite life intangible assets are tested for impairment annually or when there is an indication that the asset may be impaired.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(h)	Impairment of property and equipment, intangible assets and goodwill (cont’d)

ii)	Impairment testing

If any indication of impairment exists or when the annual impairment testing for an asset is required, the Company estimates the recoverable amount of the asset or cash generating unit (“CGU”) to which the asset relates to determine the extent of any impairment loss. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use (“VIU”) to the Company. In assessing VIU, estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If the recoverable amount of an asset or a CGU is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statement of loss and comprehensive loss.

The VIU calculation for the recoverable amount of the CGUs to which goodwill has been allocated includes estimates about their future financial performance based on cash flows approved by management covering a period of three to five years with a terminal rate. Key assumptions used in the VIU calculations are the discount rate applied and the long-term growth rate of net operating cash flows. In determining these assumptions, management has taken into consideration the current economic climate and its resulting impact on expected growth and discount rates. In determining the discount rate applied to a CGU, management uses the Company’s weighted average cost of capital as a starting point and applies adjustments to take into account specific tax rates, geographical risk and any additional risks specific to the CGU. The cash flow projections reflect management’s expectations of the operating performance of the CGU and growth prospects in the CGU’s market.

For impaired assets, excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Company estimates the asset’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of loss and comprehensive loss. Impairment losses relating to goodwill cannot be reversed.

(i)	Leases

The Company assesses whether a contract is or contains a lease, at inception of the contract. The Company recognises a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Company recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

Engine Media Holdings, Inc. (formerly Torque Esports Corp.) Notes to the Consolidated Financial Statements August 31, 2020 and 2019 (Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(i)	Leases (cont’d)

Lease payments included in the measurement of the lease liability comprise:

●	Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable;
●	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;
●	The amount expected to be payable by the lessee under any residual value guarantees;
●	The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and
●	Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is presented as a separate line in the consolidated statement of financial position.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset)

whenever:

●	The lease term has changed or there is a significant event or change in circumstances resulting in a change the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.
●	The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).
●	A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Company did not make any such adjustments during the periods presented.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Company expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

The right-of-use assets are presented as a separate line in the consolidated statement of financial position.

The Company applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘property and equipment’ policy.

Variable rents that do not depend on an index or rate are not included in the measurement the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs and are included in the line “other expenses” in profit or loss.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(i)	Leases (cont’d)

As a practical expedient, IFRS 16 permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has not used this practical expedient. For contracts that contain a lease component and one or more additional lease or non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

(j)	Financial instruments

Financial assets

Recognition and Initial Measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.

Classification and Subsequent Measurement

On initial recognition, financial assets and liabilities are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Financial assets are classified as follows:

●	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of cash and cash equivalents, restricted cash, accounts and other receivables and advances.

●	Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(j)	Financial instruments (cont’d)

Financial assets (cont’d)

●	Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. None of the Company’s assets fall under this category.

●	Designated at fair value through profit or loss – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets designated to be measured at FVTPL.

Business Model Assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and the way information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual Cash Flow Assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Impairment

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions.

The Company applies the simplified approach for accounts receivable. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(j)	Financial instruments (cont’d)

Financial assets (cont’d)

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the statement of financial position as a deduction from the gross carrying amount of the financial asset.

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of Financial Assets

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

Financial Liabilities

Recognition and Initial Measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Financial liabilities are classified as either financial liabilities at FVTPL or at amortized cost. The Company determines the classification of its financial liabilities at initial recognition.

●	Amortized cost - Financial liabilities are classified as measured at amortized cost unless they fall into one of the following categories: financial liabilities at FVTPL, financial liabilities that arise when a transfer of a financial asset does not qualify for derecognition, financial guarantee contracts, or commitments to provide a loan at a below-market interest rate, or contingent consideration recognized by an acquirer in a business combination.

The Company’s accounts payable and accrued liabilities, players liability account, lease obligation, line of credit, long-term debt, promissory notes payable and deferred purchase consideration do not fall into any of the exemptions and are therefore classified as measured at amortized cost.

●	Financial liabilities recorded at FVTPL - Financial liabilities are classified as FVTPL if they fall into one of the five exemptions detailed above, or they are derivatives or they are designated as such on initial recognition. The Company’s warrants that are not issued in exchange for goods or services and have characteristics of derivative financial liabilities as a result of the warrants having an exercise price in a currency different from the functional currency of the Company, are measured as financial liabilities at FVTPL. The Company’s convertible debt are designated as financial liabilities at FVTPL.

Transaction costs

Transaction costs associated with financial instruments, carried at FVTPL, are expensed as incurred, while transaction costs associated with all other financial instruments are included in the initial carrying amount of the asset or the liability.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(j)	Financial instruments (cont’d)

Financial Liabilities (cont’d)

Subsequent measurement

Instruments classified as FVTPL are measured at fair value with unrealized gains and losses recognized in profit or loss. Instruments classified as amortized cost are measured at amortized cost using the effective interest rate method. Instruments classified as FVTOCI are measured at fair value with unrealized gains and losses recognized in other comprehensive income.

Derecognition of financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled, or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any noncash assets transferred or liabilities assumed, is recognized in profit or loss.

Fair value measurement

The Company categorizes its financial assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs used in the measurement.

Level 1:	This level includes assets and liabilities measured at fair value based on unadjusted quoted prices for identical assets and liabilities in active markets that are accessible at the measurement date.
Level 2:	This level includes valuations determined using directly or indirectly observable inputs other than quoted prices included within Level 1.
Level 3:	This level includes valuations based on inputs which are unobservable.

Offsetting

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(k)	Short-term employee benefits

Short-term employee benefits include wages, salaries, compensated absences, profit-sharing and bonuses. Short-term employee benefit obligations are measured on an undiscounted basis and are recognized in operating income as the related service is provided or capitalized if the service rendered is in connection with the creation of an asset. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit sharing plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(l)	Income taxes

Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill; the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit; and differences relating to investments in subsidiaries, associates, and jointly controlled entities to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date applicable to the period of expected realization or settlement.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

(m)	Share capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares and share purchase options are recognized as a deduction from equity, net of any tax effects. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from total equity.

Preference share capital is classified as equity if it is non-redeemable, or redeemable only at the Company’s option, and any dividends are discretionary. Dividends thereon are recognized as distributions within equity upon approval by the Company’s shareholders. Preference share capital is classified as a liability if it is redeemable on a specific date or at the option of the shareholders, or if dividend payments are not discretionary. Dividends thereon are recognized as interest expense in profit or loss as accrued.

(n)	Share-based payment

The share-based payment plan allows Company employees and consultants to acquire shares of the Company. The fair value of share-based payment awards granted is recognized as an employee or consultant expense with a corresponding increase in equity.

Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. The fair value is measured at grant date and each tranche is recognized on a straight line basis over the period during which the share purchase options vest. The fair value of the share-based payment awards granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the awards

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(n)	Share-based payment (cont’d)

were granted such as stock price, term and stock volatility. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of awards, for which the related service and non-market vesting conditions are expected to be met.

For each Restricted Share Unit (“RSU”) granted, the Company recognizes an expense equal to the market value of a common share at the date of grant based on the number of RSUs expected to vest, recognized over the term of the vesting period, with a corresponding increase to contributed surplus for those anticipated to be equity settled or a corresponding increase to a liability for those anticipated to be cash settled. Compensation expense is adjusted for subsequent changes in management’s estimate of the number of RSUs that are expected to vest and, for RSUs anticipated to be cash settled, changes in the market value of the Company’s common shares. The effect of these changes is recognized in the period of the change. Vested RSUs are settled either in the Company’s common shares or in cash or a combination thereof at the discretion of the Company.

For equity-settled share-based payment transactions, the Company measures the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which cases, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

(o)	Discontinued operations and assets held for sale

A non-current asset or a group of assets and liabilities is held for sale when its carrying amount will be recovered principally through its divestiture and not by continuing utilization. To meet this definition, the asset must be available for immediate sale, and divestiture must be highly probable. These assets and liabilities are recognized as assets held for sale and liabilities associated with assets held for sale, without offset. The related assets recorded as assets held for sale are valued at the lower of fair value, net of divestiture fees, and cost less accumulated depreciation and impairment losses, and are no longer depreciated.

An operation is qualified as discontinued when it represents a separate major line of business and the criteria for classification as an asset held for sale have been met, when the Company has sold the asset, or when the Company has abandoned the asset or ceased the operation.

Discontinued operations are presented on a single line of the statement of earnings for the periods reported, comprising the earnings after tax of discontinued operations until divestiture and the gain or loss after tax on sale or fair value measurement, less costs to sell the assets and liabilities making up the discontinued operations. In addition, the cash flows generated by the discontinued operations are presented on one separate line of the statement of consolidated cash flows for the periods presented.

Assets held for sale are reflected at the lower of their carrying amount or fair value less costs to sell and are not depreciated while classified as held for sale. Assets held for sale are classified within this category if their carrying amounts will be recovered through a sale transaction rather than through continuing use, and they are subject to impairment testing.

(p)	Segment reporting

A segment is a distinguishable component of the Company that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

5.	Significant accounting policies (cont’d)

(q)	Government grants

Government grants are recognized when it is probable that the grant will be received and all conditions of the grant are complied with. When the grant is in the form of a forgivable loan, the loan is initially recognized as a deferred income liability. The Company then relieves the deferred income liability on a systematic and rational basis in those periods over which the entity recognizes the expenses that the grant is intended to offset. The Company recognizes the impact of the loan forgiveness as an offset against related expense.

Assistance for operating expenses is recorded as a reduction of expenses when the assistance is receivable.

A forgivable loan from government is treated as government assistance when there is reasonable assurance that the Company will meet the terms for forgiveness of the loan. If there is no reasonable assurance that the entity will meet the terms for forgiveness of the loan, the loan is recognized as a liability in accordance with IFRS 9 Financial Instruments. The liability would become a government grant (forgivable loan) when there is reasonable assurance that the entity will meet the terms for forgiveness.

6.	Acquisitions

(a)	UMG Media Ltd.

On December 31, 2019, the Company acquired all issued and outstanding shares of UMG Media Ltd. (“UMG”) which was carried out by way of a plan of arrangement under the Business Corporations Act (Alberta). UMG shareholders received, on an exchange ratio of 0.0643205, common shares of Torque. In total, the Company issued 288,560 Engine Media shares (the “Consideration Shares”) in exchange for the UMG securities exchanged pursuant to the transaction, including the securities issued pursuant to the UMG Private Placement (defined below) (a total of 54,157 of these Engine Media Shares were issued to the UMG Private Placement shareholders and the remainder were issued to the former UMG Shareholders). In addition, each outstanding option and warrant to purchase a UMG Share was exchanged for an option or warrant, as applicable, to purchase an Engine Media share, based upon the exchange ratio.

All transaction costs associated with this acquisition have been expensed. If the acquisition of UMG had occurred at the beginning of the Company’s fiscal year (September 1, 2019), the loss attributed to UMG’s operations for the year ended August 31, 2020 would have been $3,519,046, with revenue of $491,323. The loss attributed to UMG’s operations from the acquisition date of December 31, 2019 to August 31, 2020 was $1,875,539, with revenue of $314,948.

The acquisition was accounted for using the acquisition method of accounting under IFRS 3, Business Combinations, which requires that the Company recognize the identifiable assets acquired and the liabilities assumed at their fair values on the date of acquisition.

The purchase price allocation is as follows:

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

6.	Acquisitions (cont’d)

(a)	UMG Media Ltd. (cont’d)

Consideration paid	# Issued	Amount
Common shares	288,560	$3,804,344
Options and warrants exchanged	26,553	41,879
		$3,846,223

Fair value of identifiable assets acquired
Cash		$(82,528)
Restricted cash		112,901
Accounts and other receivables		76,052
Prepaid and other current assets		88,877
Property and equipment		313,622
Right-of-use asset		388,996
Intangible assets - Application platforms (Useful life - 5 years)		560,000
Intangible assets - Brand (Useful life - 6 years)		510,000
Intangible assets - Customer lists (Useful life - 3 years)		460,000
Goodwill		3,209,045
Accounts payable and accrued liabilities		(761,766)
Lease liabilities		(420,863)
Players liability account		(112,902)
Promissory notes		(430,745)
Deferred revenue		(64,466)
		$3,846,223

The Engine Media common shares issued were valued based on the closing price on the TSX Venture exchange on December 31, 2019.

Significant judgments and assumptions related to the valuation and useful lives of certain classes of assets acquired are as follows:

i)	Intangible assets, application platforms

UMG had certain proprietary technology used in its platform, which the Company expects will contribute to future cash flow. The fair value of the software intangible asset was determined based on the relief from royalty method under the income approach. The software intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) revenue projections; (ii) royalty rate of 7%; (iii) technology replacement rate of 5 years; and (iv) discount rate of 17.5%. This asset is amortized on a straight-line basis over the estimated useful life of five years.

ii)	Intangible assets, brand

UMG had established itself as a recognized brand in its industry and is well known amongst gaming enthusiasts and the esports community. The Company expects the brand will contribute to future cash flow. The fair value of the brand intangible asset was determined based on the relief from royalty method under the income approach. The brand intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) revenue projections with long term growth rate of 3%; (ii) royalty rate of 2%; and (iv) discount rate of 18.5%. This asset is amortized on a straight-line basis over the estimated useful life of six years.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

6.	Acquisitions (cont’d)

(a)	UMG Media Ltd. (cont’d)

iii)	Intangible assets, customer lists

UMG had an established customer list which is expected to result in future sales. The fair value of the customer list intangible asset was determined based on the cost approach. The customer list intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) number of active users; (ii) user acquisition cost; (iii) time to recreate of 1.5 years; (iv) obsolescence rate of 10% and (v) discount rate of 16.5%. This asset is amortized on a straight-line basis over the estimated useful life of three years.

iv)	Goodwill

The difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed represents goodwill of $3,209,045. The goodwill is not expected to be deductible for tax purposes.

The goodwill recorded represents the following:

●	Cost savings and operating synergies expected to result from combining the operations of UMG with those of the Company
●	Intangible assets that do not qualify for separate recognition such as the assembled workforce

(b)	Frankly Inc.

On May 8, 2020, the Company acquired all issued and outstanding shares of Frankly Inc. (“Frankly”) which was carried out by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia). Frankly shareholders received one share of the Company’s common shares for each share of Frankly. In total, the Company issued 2,258,215 shares in exchange for the Frankly securities exchanged pursuant to the transaction. In addition, each outstanding option, RSU and warrant to purchase a Frankly share was exchanged for an option, RSU or warrant, as applicable, to purchase a Company share, based upon the exchange ratio.

All transaction costs associated with this acquisition were expensed. If the acquisition of Frankly had occurred at the beginning of the Company’s fiscal year (September 1, 2019), the loss attributed to Frankly’s operations for the year ended August 31, 2020 would have been $8,350,289, with revenue of $23,165,702. The loss attributed to Frankly’s operations from the acquisition date of May 8, 2020 to August 31, 2020 was $2,266,289, with revenue of $6,404,736.

The acquisition was accounted for using the acquisition method of accounting under IFRS 3, Business Combinations, which requires that the Company recognize the identifiable assets acquired and the liabilities assumed at their fair values on the date of acquisition. The estimated fair values were preliminary and based on the information that was available as of that date. The Company has since finalized the purchase price allocation with no change to the preliminary amounts.

The purchase price allocation is as follows:

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

6.	Acquisitions (cont’d)

(b)	Frankly Inc. (cont’d)

Consideration paid	# Issued	Amount
Common shares	2,258,215	$12,155,000
Warrants exchanged	1,055,036	2,157,000
Settlement of a pre-existing relationship		(1,099,999)
		$13,212,001

Fair value of identifiable assets acquired
Cash		1,241,511
Accounts and other receivables		5,368,562
Prepaid and other current assets		444,690
Property and equipment		40,152
Intangible assets - Software (Useful life - 3 years)		2,000,000
Intangible assets - Brand (Useful life - 1 year)		100,000
Intangible assets - Customer contracts (Useful life - 10 years)		2,700,000
Goodwill		14,895,595
Accounts payable and accrued liabilities		(9,590,547)
Deferred revenue		(148,949)
Line of credit		(3,839,013)
		$13,212,001

The Engine Media common shares issued were valued based on the closing price on the TSX Venture exchange on May 8, 2020. The warrants were valued using the Black Scholes method.

Significant judgments and assumptions related to the valuation and useful lives of certain classes of assets acquired are as follows:

i)	Intangible assets, software

Frankly had certain proprietary technology used in its products, which the Company expects will contribute to future cash flow. The fair value of the software intangible asset was determined based on the relief from royalty method under the income approach. The software intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) revenue projections; (ii) royalty rate of 3%; (iii) technology replacement rate of 5 years; and (iv) discount rate of 18%. This asset is amortized on a straight-line basis over the estimated useful life of three years.

ii)	Intangible assets, customer contracts

Frankly had established relationships with media companies which are expected to result in future sales. The fair value of the customer relationships intangible asset was determined based on the excess earnings method under the income approach. The customer relationships intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) cash flow projections with long term growth rate of 3%; (ii) customer attrition rate of 10%; (iii) charges for use of assets; and (iv) discount rate of 21.5%. This asset is amortized on a straight-line basis over the estimated useful life of ten years.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

6.	Acquisitions (cont’d)

(b)	Frankly Inc. (cont’d)

iii)	Goodwill

The difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed represents goodwill of $14,895,595. The goodwill is not expected to be deductible for tax purposes.

The goodwill recorded represents the following:

●	Cost savings and operating synergies expected to result from combining the operations of Frankly with those of the Company
●	Intangible assets that do not qualify for separate recognition such as the assembled workforce

(c)	WinView, Inc.

On May 8, 2020, the Company acquired all issued and outstanding shares of WinView, Inc. (“WinView”) which was carried out pursuant to a statutory merger. The Company issued 1,759,997 shares in exchange for the WinView securities exchanged pursuant to the transaction. In addition, WinView shareholders are entitled to contingent consideration based on a portion of any future licensing revenue from its patent portfolio.

If the acquisition of WinView would have occurred at the beginning of the Company’s fiscal year (September 1, 2019), the loss attributed to WinView’s operations for the year ended August 31, 2020 would have been $6,034,836, with revenue of $68,813. The loss attributed to WinView’s operations from the acquisition date of May 8, 2020 to August 31, 2020 was $1,557,248, with revenue of $51,422.

IFRS 3 – Business Combinations (“IFRS 3”) was amended in October 2018 to clarify the definition of a business and added an optional concentration test to assess when a company has acquired a group of assets, rather than a business, if the value of the assets acquired is substantially all concentrated in a single asset or group of similar assets. The Company concluded that the value of the WinView assets acquired is substantially concentrated in the patent portfolio, and therefore the acquisition of WinView was accounted for as an asset acquisition.

For an asset acquisition, the Company’s accounting policy is to recognize a liability for contingent consideration when the related activity occurs. Accordingly, a liability was not recorded for the contingent consideration as at August 30, 2020.

The purchase price allocation is as follows:

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

6.	Acquisitions (cont’d)

(c)	WinView, Inc. (cont’d)

Consideration paid	# Issued	Amount
Common shares	1,759,997	$7,579,000
		$7,579,000

Fair value of identifiable assets acquired
Cash		$359,190
Restricted cash		201,540
Prepaid and other current assets		174,313
Intangible assets - Patents (Useful life - 5 years)		9,430,265
Accounts payable and accrued liabilities		(699,053)
Players liability account		(201,540)
Government grants - PPP Loan		(174,795)
Promissory notes		(1,423,738)
Deferred revenue		(87,182)
		$7,579,000

The Company common shares issued for the acquisition of Winview were subject to lock-up restrictions to be discharged 10% at 120 days, another 15% at 180 days, another 15% at 270 days, another 20% at 360 days and the remaining 40% at 390 days, in each case following the closing date. The Company common shares issued were valued based on the closing price on TSX Venture exchange on May 8, 2020 reduced by a discount for lack of marketability of twenty percent.

(d)	Acquisitions of WTF1, Lets Go Racing and DriverDB

During the year ended August 31, 2020, the Company completed three acquisitions in its motorsports division that were disposed on November 3, 2020, as a result of a strategic business review that began in October 2020 (Note 31).

The Company acquired certain assets of WTF1 on April 2, 2020 for a purchase price of $557,709. The acquisition was accounted for as an asset acquisition. The purchase price was allocated to the assets acquired on a relative fair value basis. The amount allocated to software is being amortized over three years.

On June 3, 2020, the Company completed the acquisition of Lets Go Racing pursuant to a share purchase agreement dated June 2, 2020. Purchase consideration comprised of £50,000 ($63,274) in cash, 200,000 common shares of the Company and deferred cash consideration of £265,000 ($333,503). Of the deferred cash consideration, £100,000 ($125,850) is due 120 days following closing and £165,000 ($207,653) is due 240 days following closing. Total purchase consideration discussed above amounted to $2,116,267. The acquisition was accounted for as an asset acquisition. The purchase price was allocated to software and is being amortized over three years.

On June 3, 2020, the Company completed the acquisition of DriverDB in exchange for the issuance of 100,000 common shares of the Company pursuant to a share purchase agreement dated June 1, 2020. The common shares were valued at $859,745. The acquisition was accounted for as an asset acquisition. The purchase price was allocated to the assets acquired on a relative fair value basis. The amount allocated to software is being amortized over three years.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

7.	Revenue

Revenue streams and disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by service lines.

	2020	2019
	$	$

Advertising revenue	4,526,453	-
Games development	2,732,846	3,371,472
Platform revenue	2,571,672	303,078
Sponsorship, tournament and event income	889,862	12,628
Professional services	386,390	483,185
Other income	1,154	49,098
	11,108,377	4,219,461

8.	Net income (loss) per share

Basic net income (loss) per share is calculated using the weighted-average number of common shares outstanding during each period. Diluted net income (loss) per share assumes the conversion, exercise or issuance of all potential common share equivalents unless the effect is to reduce the loss or increase the income per share. For purposes of this calculation, stock options, warrants and RSU’s are considered to be potential common shares and are only included in the calculation of diluted net income (loss) per share when their effect is dilutive.

Due to the net loss incurred during the years ended August 31, 2020 and 2019, all outstanding options, RSU’s and warrants were excluded from diluted weighted-average common shares outstanding as their effect was anti-dilutive. Weighted average common shares outstanding for the years ended August 31, 2020 and 2019 were 2,949,511 and 146,960, respectively.

9.	Accounts and other receivables

The Company’s accounts and other receivables are comprised of the following:

	2020	2019
	$	$

Trade accounts receivable	4,690,922	517,228
Other receivables	29,406	-
Allowance for doubtful accounts	(874,438)	-
	3,845,890	517,228

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

9.	Accounts and other receivables (cont’d)

A continuity of the Company’s allowance for doubtful accounts is as follows:

	2020	2019
	$	$

Alowance for doubtful accounts, beginning of year	-	-
Acquisition of Frankly	(887,763)	-
Provision - bad debt expense	-	-
Writeoffs	13,325	-
Alowance for doubtful accounts, end of year	(874,438)	-

10.	Investment in associate and advances

	2020	2019
	$	$

AIS	-	1,470,000
Play One Up	2,052,008	-
	2,052,008	1,470,000

In connection with the proposed acquisition of Allinsports SRL (“AIS”), the Company had advanced AIS $1,200,000 against the purchase price, as well as $1,425,657 in advances for AIS operations. As discussed in Note 26(c), the Company is in arbitration with the shareholders of AIS regarding whether conditions of closing, including their failure to deliver audited financial statements, have been met under the share purchase agreement under which the Company would have acquired the shares of AIS. The Company has not been able to obtain current financial statements from AIS and therefore does not have sufficient evidence that AIS has the financial ability to repay the advances. Accordingly, as at August 31, 2020, the Company has fully reserved the $2,625,657 of advances with an impairment reserve. The Company will seek to collect those advances, including through the arbitration process.

On August 25, 2020, the Company acquired a 20.48% interest in One Up Group, LLC (“One Up”) in exchange for the issuance of convertible debentures (Note 19). The investment was initially recognized at cost based on the fair value of the convertible debentures issued as consideration for the investment amounting to $3,078,550. Subsequent to initial recognition, the Company recorded an impairment loss amounting to $1,026,542 on the investment based on reference to recent financings by One Up, which indicated that the fair value of the investment was lower than the carrying amount. One Up operates a mobile app which allows gamers to organize and play one-on-one matches with other gamers and compete for money. The Company believes there will be synergies with the WinView Inc. business. The Company accounts for this investment as an investment in associate under the equity method. The Company’s equity in the earnings (loss) of One Up for the six days between the August 25, 2020 acquisition date and the Company’s year-end of August 31, 2020 were insignificant.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

11.	Property and equipment

Cost	Leasehold improvements	Computer equipment	Furniture and fixtures	Total
	$	$	$	$

August 31, 2018	54,465	180,393	113,802	348,660
Additions	-	17,839	2,612	20,451
Effect of foreign exchange	-	10,894	6,884	17,778
August 31, 2019	54,465	209,126	123,298	386,889
Acquisition of UMG (Note 6)	166,193	116,668	30,761	313,622
Acquisition of Frankly (Note 6)	-	34,461	5,691	40,152
Additions	-	116,028	8,762	124,790
Disposals	-	(14,410)	-	(14,410)
Effect of foreign exchange	995	24,467	4,579	30,041
August 31, 2020	221,653	486,340	173,091	881,084

Accumulated amortiation
August 31, 2018	51,151	117,979	13,345	182,475
Depreciation	696	7,137	788	8,621
Effect of foreign exchange	-	55,973	54,567	110,540
August 31, 2019	51,847	181,089	68,700	301,636
Depreciation	4,998	102,241	34,066	141,305
Effect of foreign exchange	672	24,178	3,904	28,754
August 31, 2020	57,517	307,508	106,670	471,695

Net book value
At August 31, 2019	2,618	28,037	54,598	85,253
At August 31, 2020	164,136	178,832	66,421	409,389

12.	Goodwill

Amount
$

Balance, August 31, 2018	6,907,801
Impairment of goodwill of Eden Games	(5,886,260)
Effect of foreign exchange	(370,187)
Balance, August 31, 2019	651,354
Acquisition of UMG (Note 6)	3,209,045
Acquisition of Frankly (Note 6)	14,895,595
Effect of foreign exchange	29,813
Balance, August 31, 2020	18,785,807

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

12.	Goodwill (cont’d)

A continuity of the Company’s accumulated impairment losses for goodwill is as follows:

	2020	2019
	$	$

Accumulated impairment losses, beginning of year	7,192,821	1,391,858
Impairment losses for the year	-	5,886,260
Effect of foreign exchange	182,420	(85,297)
Accumulated impairment losses, end of year	7,375,241	7,192,821

a)	Frankly

The Company tested the Frankly CGU goodwill balance of $14,895,595 (2019 - $0) as at August 31, 2020 for impairment. When assessing whether or not there is an impairment, the recoverable amount of the CGU was determined based on a value in use calculation. The value in use calculation used a five-year projected and terminal period debt-free cash flow model discounted to present value using a discount rate of 21.9% and a long-term growth rate of 3%. The recoverable value is concluded after making adjustments to the discounted cash flow model for cash or any other non-operating assets or liabilities as of the measurement date. The concluded recoverable value is then compared to carrying value of the CGU. No impairment charge was determined to be necessary.

The recoverable amounts for the UMG, Stream Hatchet and Eden CGUs below were based on fair value less costs of disposal, estimated using a guideline public company method which is a market-based approach. The fair value measurement was categorized as a Level 3 fair value based on inputs in the valuation technique used.

Revenue multiples from publicly traded companies operating within the same industry and location and having similar business activities to the Company were utilized, after adjusting for differences in size, margins and growth rates when compared to the Company and its CGUs. These adjusted multiples were applied to the financial metrics of the CGU to determine indicative enterprise values. Recoverable amounts were determined after an adjustment for costs of disposal, estimated at 5% of indicative enterprise values.

b)	UMG

The Company tested the UMG goodwill balance of $3,209,045 (2019 - $0) as at August 31, 2020 for impairment. The Company used year ending August 31, 2020 actual operating results on revenue and applied a reasonable revenue multiple from comparable public companies of 15.5 times revenue. No impairment charge was determined to be necessary.

c)	Stream Hatchet

The Company tested the Stream Hatchet goodwill balance of $339,255 (2019 - $ 312,623) as at August 31, 2020 and 2019 for impairment. The Company used year ending August 31, 2020 actual operating results on revenue and applied a reasonable revenue multiple from comparable pubic companies of 10 times revenue. No impairment charge was determined to be necessary.

d)	Eden Games

During the year ended August 31, 2019, it was determined that Eden underperformed relative to revenue forecasts for the fiscal year. Accordingly, as at August 31, 2019, the Company recorded a goodwill impairment charge of $5,886,260 on its consolidated statement of loss and comprehensive loss.

The Company tested the remaining Eden goodwill balance of $341,912 (2019 post-impairment - $338,732) as at August 31, 2020 for impairment. The Company used year ending August 31, 2020 actual operating results on revenue and applied a reasonable revenue multiple from comparable public companies of 5 times revenue. No impairment charge was determined to be necessary.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

13.	Intangible assets

Cost	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2018	-	793,144	5,273,196	1,733,266	350,310	8,149,916
Additions	-	-	-	-	140,239	140,239
Effect of foreign exchange	-	(32,821)	(217,398)	(70,273)	(12,957)	(333,449)
August 31, 2019	-	760,323	5,055,798	1,662,993	477,592	7,956,706
Acquisition of UMG (Note 6)	-	560,000	-	510,000	460,000	1,530,000
Acquisition of Frankly (Note 6)	-	-	2,000,000	100,000	2,700,000	4,800,000
Acquisition of Winview (Note 6)	9,430,265	-	-	-	-	9,430,265
Acquisition of WTF1 (Note 6)	-	-	557,709	-	-	557,709
Acquisition of Driver DB (Note 6)	-	-	854,158	-	-	854,158
Acquisition of Lets Go Racing (Note 6)	-	-	2,116,267	-	-	2,116,267
Effect of foreign exchange	-	2,479	180,043	37,482	34,362	254,366
August 31, 2020	9,430,265	1,322,802	10,763,975	2,310,475	3,671,954	27,499,471

Accumulated amortization	Patents	Application Platforms	Software	Brand	Customer Lists and Contracts	Total
	$	$	$	$	$	$

August 31, 2018	-	560,817	973,873	392,874	252,361	2,179,925
Amortization	-	90,667	1,700,615	296,357	53,033	2,140,672
Foreign exchange	-	(23,207)	(40,150)	(15,929)	(9,333)	(88,619)
August 31, 2019	-	628,277	2,634,338	673,302	296,061	4,231,978
Amortization	628,684	162,804	2,205,781	375,514	228,267	3,601,050
Effect of foreign exchange	-	1,960	68,881	28,675	124,605	224,121
August 31, 2020	628,684	793,041	4,909,000	1,077,491	648,933	8,057,149

Net book value
At August 31, 2019	-	132,046	2,421,460	989,691	181,531	3,724,728
At August 31, 2020	8,801,581	529,761	5,854,975	1,232,984	3,023,021	19,442,322

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

A continuity of the Company’s accumulated impairment losses for intangibles is as follows:

	2020	2019
	$	$

Accumulated impairment losses, beginning of year	1,585,474	1,688,980
Impairment losses for the year	-	-
Effect of foreign exchange	154,302	(103,506)
Accumulated impairment losses, end of year	1,739,776	1,585,474

14.	Right-of-use assets

Amount
$

Balance, August 31, 2019	-
Additions to right-of-use assets on adoption of IFRS 16, September 1, 2019	258,756
Acquired in acquisition of UMG	388,996
Acquired	36,375
Depreciation	(148,687)
Effect of foreign exchange	15,038
Balance, August 31, 2020	550,478

Right of use assets consist primarily of leases for corporate office facilities and are amortized on a monthly basis over the term of the lease, or useful life, if shorter.

15.	Income taxes

The Company had no income tax expense or benefit for the year ended August 31, 2020.

(a)	Reconciliation of the effective tax rate

The reconciliation of the combined federal and provincial statutory income tax rate of 26.5% (2019 - 26.5%) to the effective tax rate is as follows:

	2020	2019
	$	$

Income (loss) before income taxes	(32,416,108)	(14,847,452)
Statutory income tax rate	26.5%	26.5%
Expected income tax (benefit)	(8,590,269)	(3,906,000)

Reconciling items:
Foreign rate differential	443,749	5,000
Stock-based compensation and other non-deductible expenses	484,247	20,000
Deferred tax assets not recognized	7,662,273	4,025,822
Income tax expense	-	144,822

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

15.	Income taxes (cont’d)

(b)	Deferred income taxes

The Company had the following temporary differences that would ordinarily give rise to deferred taxes:

	2020	2019
	$	$
Deferred tax assets
Net operating losses	1,340,296	1,599,382

Deferred tax liabilities
Intangible assets	(919,340)	(1,009,478)
Other - Canada	(14,052)	-
Other - United States	(318,712)	-
Convertible Debt	(88,192)	(589,904)
Net deferred tax asset	-	-

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset.

Movement in deferred tax liabilities:

	2020	2019
	$	$

Balance, beginning of year	-	144,822
Recognized in profit/loss	-	(144,822)
Recognized in goodwill	-	-
Balance, end of year	-	-

Unrecognized Deductible Temporary Differences

Deferred taxes are provided as a result of temporary differences that arise due to the difference between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

15.	Income taxes (cont’d)

	2020	2019
	$	$

Intangible assets	25,826,171	-
Net operating losses	133,010,627	19,961,337
Property and equipment	552,680	397,238
Share issuance costs	67,250	104,177
Warrants	-	2,467,289
Other	8,998,673	-
	168,455,401	22,930,041

The Company’s net operating losses expire in the manner discussed below. The remaining deductible temporary differences may be carried forward indefinitely. Deferred tax assets have not been recognized in respect to these items because it cannot be determined as probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

As of August 31, 2020, the Company has net operating loss carryforwards related to its domestic and international operations of approximately $138.0 million; $89.9 million of which have expiration periods ranging between 15 to 20 years, and $48.2 million have an indefinite carryforward period. Certain of these foreign, federal and state net operating loss carryforwards may be subject to Internal Revenue Code Section 382 or similar provisions, which impose limitations on their utilization.

16.	Lease liabilities

Lease liabilities are measured at the present value of the lease payments that were not paid at that date. The lease payments are discounted using an average interest rate of 7.75%, which is the Company’s estimated incremental borrowing rate. The continuity of the lease liabilities is presented in the table below:

	Equipment	Office Lease	Total
	$	$	$

Balance, August 31, 2019	-	-	-
Additions to right-of-use assets on adoption of IFRS 16, September 1, 2019	-	258,756	258,756
Acquired on acquisition of UMG Media Ltd.	-	401,441	401,441
Acquired	36,375	-	36,375
Payments	(918)	(139,019)	(139,937)
Effect of foreign exchange	-	15,513	15,513
Balance, August 31, 2020	35,457	536,691	572,148
As at August 31, 2020:
Less than one year	11,409	174,262	185,671
Greater than one year	24,048	362,429	386,477
Total lease obligation	35,457	536,691	572,148
Maturity analysis - contractual undiscounted cash flows as at August 31, 2020:
Less than one year	13,380	205,531	218,911
Greater than one year	25,645	395,250	420,895
Total undiscounted lease obligation	39,025	600,781	639,806

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

17.	Players liability account

The Players liability account consists of UMG and Winview cash deposited by players, plus any prize winnings, less any fees for match game play and withdrawal requests processed to date. As at August 31, 2020, the players liability account balance is the total amount payable if all players were to request closure of their accounts. As at August 31, 2020, the players account liability and corresponding restricted cash balances were the same.

18.	Promissory notes payable and other borrowings

(a)	Promissory notes

On September 30, 2018, the Company received $200,000 in working capital advances in the form of promissory notes from two companies. These promissory notes are unsecured, due on demand, and carry interest at 18%. As of August 31, 2020, interest of $83,435 has been accrued (2019 – $33,131).

As of August 31, 2020, net advances and payments under a promissory note of $907,833 (2019 – $618,431) were outstanding to a company. The notes are unsecured, bear interest at 12%, and are due on demand. As of August 31, 2020, interest of $179,967 has been accrued. (2019 – $1,322).

The Company, through its Frankly subsidiary, has promissory notes with two parties for $400,000. The notes were issued in May 2020, after the acquisition of Frankly by the Company on May 8, 2020. The notes are unsecured, bear interest at 12%, and are due on October 31, 2020. As of August 31, 2020, interest of $14,423 has been accrued on these notes.

The Company, through its Winview subsidiary, has a secured promissory note outstanding for amounts due for the provision of services by the noteholder. As of August 31, 2020, $1,527,582 was due under the note. The note is secured by the assets of Winview, bears interest at 8%, and is currently due. As of August 31, 2020, interest of $63,612 has been accrued on this note.

The Company, through its UMG subsidiary, has two promissory notes outstanding as at August 31, 2020 in the amount of $112,168, representing principal and accrued interest. The larger note has an outstanding balance of principal and accrued interest at August 31, 2020 of $75,492, has an interest rate of 12% and is currently due.

As of August 31, 2020, the Company, through its UMG subsidiary, has a balance of $330,000 due to a former UMG shareholder. This balance is the remaining cash due for the purchase of UMG Events LLC (subsidiary of UMG Media Ltd.) and has a due date of September 1, 2020 and is non-interest bearing until the due date.

(b)	Paycheck Protection Program (the “PPP”) loans

In April and May 2020, the Company entered into promissory notes (the “Notes”) with three banks. The Notes evidence loans to the Company of $1,589,559 pursuant to the PPP of the CARES Act administered by the U.S. Small Business Administration (the “SBA”). In accordance with the requirements of the CARES Act, the Company used the proceeds from the loans exclusively for qualified expenses under the PPP, including payroll costs, rent and utility costs, as further detailed in the CARES Act and applicable guidance issued by the SBA.

Interest will accrue on the outstanding balance of the Notes at a rate of 1.00% per annum. However, the Company expects to apply for and receive forgiveness of up to all amounts due under the Notes, in an amount equal to the sum of qualified expenses under the PPP during the twenty-four weeks following disbursement.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

18.	Promissory notes payable and other borrowings (cont’d)

(b)	Paycheck Protection Program (the “PPP”) loans (cont’d)

Subject to any forgiveness granted under the PPP, the Notes are scheduled to mature in April 2022 and require 18 equal monthly payments of principal and interest beginning November 2020. The Notes may be prepaid at any time prior to maturity with no prepayment penalties. The Notes provide for customary events of default, including, among others, those relating to failure to make payments, bankruptcy, breaches of representations, significant changes in ownership, and material adverse effects. The Company’s obligations under the Notes are not secured by any collateral.

Upon the receipt of the proceeds of $1,589,559 from the Notes, the Company accounted for the Notes as a grant in the form of forgivable loan and recorded the amount as a deferred income liability. The liability was reduced as the Company recognized expenses which qualified for forgiveness of the loan. At August 31, 2020, the Company had incurred greater than $1,589,559 in qualifying expenses and therefore had a remaining deferred income liability of nil. The Company recognized the impact of the loan forgiveness as an offset against related expense, salaries and wages in the consolidated statement of loss and comprehensive loss.

(c)	Frankly line of credit

On January 7, 2020, the Company’s Frankly Media LLC subsidiary (“Frankly Media”) entered an agreement with an arm’s length lender, EB Acquisition Company, LLC (the “Lender”), whereby the Lender agreed, subject to the terms and conditions thereof, to provide Frankly Media with a revolving term line of credit in the principal amount of up to $5 million (the “EB Loan”). In connection with entering into the EB Loan, Frankly Media drew $4 million under the EB Loan under an initial advance, and in July 2020 borrowed an additional $1 million.

The EB Loan has a one-year term, extendable for a second year upon the mutual agreement of Lender and Frankly Media; and is secured by a security interest in Frankly Media’s assets, as well as a guarantee by the Company, secured against the Company’s assets. The Loan was subject to a $100,000 commitment fee. If the EB Loan term is extended for a second year, an additional fee will be payable by Frankly Media in the amount of 1% of outstanding principal balance under the EB Loan as of the commencement of the second year of the EB Loan term. Interest on outstanding balances of the EB Loan accrues at a rate of 10% per annum. The EB Loan is subject to mandatory repayment arising upon the Company’s raising of $15 million of additional financing. The proceeds of the EB Loan were used to supplement Frankly Media’s general working capital.

In connection with the EB Loan, the Company granted the Lender warrants to acquire up to $500,000 of the Company’s common shares (determined in reference to the “Market Price” of the Company’s common shares pursuant to the policies of the TSX Venture Exchange) (the “Bonus Warrants”). Each Bonus Warrant is exercisable to acquire one Company common share with an exercise price of CDN$7.50 per share. The Bonus Warrants have a two-year exercise period commencing on the date of their issuance, provided that if there is full repayment of the outstanding principal balance of the EB Loan within the first year of the EB Loan term, or the term of the EB Loan is not extended for a second year, the exercise period of the Bonus Warrants will be reduced to one year from the date of their issuance. The Bonus Warrants granted in connection with the EB Loan will be subject to a regulatory hold period of four months from the date of issuance.

Proceeds from the issuance of the debt instrument with stock purchase warrants (detachable call options) were allocated to the two elements using the residual value method. The value allocated to the warrants was $241,480 with the remaining $3,758,520 being allocated to the debt. The debt discount of $241,480 is being amortized to interest expense on the consolidated statements of loss and comprehensive loss over the one-year loan term. Amortization of debt discount included in interest expense, net for the period from May 8, 2020 to August 31, 2020 amounted to $80,493 and (2019 – $Nil). The carrying value of the line of credit at August 31, 2019 is $4,919,507.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

19.	Convertible debt

The continuity of convertible debt for the year ended August 31, 2020, is as follows:

	2019 Series	2020 Series	Total
	$	$	$

Balance, August 31, 2018	-	-	-
Issuances	8,970,495	-	8,970,495
Conversion of series one convertible debt	2,431,489	-	2,431,489
Conversion - common shares issued	(31,026)	-	(31,026)
Conversion - warrants issued	(30,374)	-	(30,374)
Interest expense	72,035	-	72,035
Effect of foreign exchange	(416,428)	-	(416,428)
Change in fair value	1,536,532	-	1,536,532
Balance, August 31, 2019	12,532,723	-	12,532,723
Issuances	-	8,828,550	8,828,550
Conversion - common shares issued	(5,152,023)	-	(5,152,023)
Conversion - warrants issued	(5,037,535)	-	(5,037,535)
Interest expense	358,123	11,917	370,040
Accrued interest on conversion	(317,508)	-	(317,508)
Effect of foreign exchange	(200,661)	-	(200,661)
Change in fair value	(61,250)	(168,877)	(230,127)
Balance, August 31, 2020	2,121,869	8,671,590	10,793,459

During the year ended August 31, 2020, the 2019 Series convertible debentures with a principal amount of CAD$13,047,122 were converted into 1,739,615 units, and as a result, the Company issued 1,739,615 common shares and 1,739,615 warrants. The fair value of the convertible debentures at the time of conversion was estimated using the binomial lattice model with the below assumptions. The fair value assigned to the convertible debt conversions was $10,189,558. This value was allocated between common shares and warrants as $5,152,023 and $5,037,535, respectively.

At time of conversion
Share price	7.05 - 18.00
Conversion price	7.50
Warrant exercise price	7.50

Term, in years	1.85 - 2.52
Interest rate	6%
Expected volatility	168.65% - 181.93%
Risk-free interest rate	0.26% - 0.96%
Exchange rate	0.6899 - 0.7651
Expected dividend yield	0%

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

19.	Convertible debt (cont’d)

As at August 31, 2020, the fair value of the 2019 Series convertible debentures was estimated using the binomial lattice model with the below assumptions:

2019 Series (CA$)

Share price	11.65
Conversion price	7.50
Warrant exercise price	7.50

Term, in years	1.85 - 1.94
Interest rate	6%
Expected volatility	179.00%
Risk-free interest rate	0.25%
Exchange rate	0.7651
Expected dividend yield	0%

In August 2020, the Company commenced a non-brokered private placement of convertible debentures (the “2020 Series” debentures) and closed total principal of $5,750,000 on August 19, 2020. The 2020 Series debentures will mature twenty-four (24) months from the date of issuance and bear interest at a rate of 5% per annum (subject to adjustment as described below), payable on maturity. At the Company’s option, interest under the 2020 Series debentures is payable in kind in common shares at an issue price which would be based on the trading price of the common shares at the time of such interest payment. The interest rate under the 2020 Series debentures will increase from 5% to 10% per annum on a prospective basis on December 19, 2020, if a public offering has not occurred by that date.

The 2020 Series debenture holders may convert all or a portion of the principal amount of the debentures into units (“Units”) of the Company at a price (the “Conversion Price”) equal to the lesser of (a) US$11.25 per Unit, and (b) if such conversion occurs after a public offering of securities by the Company (the “Public Offering”), a fifteen percent (15%) discount to the public offering price, provided that such conversion price shall not be less than US$7.50 per Unit. Notwithstanding the foregoing, if by December 19, 2020, the Company has not obtained registration rights in the United States to allow sale in the United States of the common shares (“Common Shares”) of the Company and the exercise of warrants (the “Warrants”) of the Company to be issued pursuant to the conversion of the 2020 Series debentures, holders of 2020 Series debentures may convert such debentures into Units at US$7.50 per Unit.

Each Unit is comprised of one common share and one-half of one Warrant, with each Warrant exercisable into one common share of the Company at an exercise price of US$15.00 per share for a period of three years from the issuance of the 2020 Series debentures. Under certain circumstances, the Company shall be entitled to call for the exercise of any outstanding Warrants in the event that the closing trading price of the Company common shares on the NASDAQ is above US$30.00 per share for fifteen (15) consecutive trading days.

In the event that the Company’s common shares are listed for trading on the NASDAQ Capital Market and the Company completes a Public Offering for an aggregate amount of at least US$30,000,000, the Company may cause the 2020 Series debentures to be converted at the Conversion Price by the Company delivering a notice to the holder not less than a minimum of 30 days and a maximum 60 days prior to the forced conversion date.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

19.	Convertible debt (cont’d)

Issuance of Convertible Debt in Exchange for Investment in One Up Group LLC

The Company closed an additional $3,000,000 of convertible debentures on August 25, 2020 in exchange for a 20.48% equity interest in One Up (Note 10). These convertible debentures (the “2020 Series One Up” debentures) have identical terms as the 2020 Series debentures except that the minimum conversion price of US$7.50 per Unit (as described above) will be US$9.50 per Unit. The One Up convertible debentures had a fair value at issuance of $3,078,550.

As at August 31, 2020, the fair value of the 2020 Series and 2020 Series One Up convertible debentures was estimated using the binomial lattice model with the below assumptions:

	2020 Series (US$)	2020 Series One Up (US$)

Share price	8.92	8.92
Conversion price	7.50	9.50
Warrant exercise price	15.00	15.00

Term, in years	1.97	1.98
Interest rate	5% and 10%	5% and 10%
Expected volatility	200.00%	200.00%
Risk-free interest rate	0.14%	0.14%
Expected dividend yield	0%	0%

20.	Long-term debt

The Company has an unsecured, non-interest bearing loan that matures on June 30, 2022. The loan bears interest at 0% per annum. As at August 31, 2020, the present value of the loan was $230,932 (2019 – $246,288), with accretion of $16,239 (2019 – $58,896) having been charged to interest expense on the Company’s consolidated statements of loss and comprehensive loss for the year then ended. A discount rate of 10% was used (2019 – 10%).

Scheduled repayments are: €90,000 ($107,472) in 2021, and €135,000 ($161,209) in 2022.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

21.	Warrant liability

The following table reflects the continuity of the Company’s warrant liability for the years ended August 31, 2020 and 2019:

Amount
$

Balance at August 31, 2018	819,245
Warrants issued	28,551
Expiration of warrants	(3,667)
Change in fair value	(552,820)
Impact of warrants exercised during the year	(5,488)
Foreign exchange	10,974
Balance as at August 31, 2019	296,795
Issued in acquisition of Frankly	2,157,000
Issued on conversion of convertible debt	5,037,535
Issued in Private Placements	991,709
Change in fair value	6,189,921
Impact of warrants exercised during the year	(1,345,573)
Foreign exchange	807,934
Balance as at August 31, 2020	14,135,321

The following table reflects the continuity of the Company’s outstanding warrants for the years ended August 31, 2020 and 2019:

	Number of		Weighted-average exercise price
	warrants	CAD	USD
	#	$	$

Outstanding, August 31, 2018	22,637	675.00	528.75
Issued	9,600	7.50	5.70
Exercised	(88)	(56.25)	(45.00)
Expired	(2,831)	(810.00)	(630.00)
Oustanding as at August 31, 2019	29,318	448.50	347.10
Issued in acquisition of UMG	9,943	174.18	133.55
Issued in acquisition of Frankly	1,055,036	9.69	7.43
Issued	1,990,890	8.45	6.48
Expired	(25,275)	551.26	422.68
Exercised	(654,543)	7.50	5.75
Outstanding, August 31, 2020	2,405,369	9.60	7.36

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

21.	Warrant liability (cont’d)

The following table reflects the warrants issued and outstanding as of August 31, 2020:

		Warrants outstanding			Warrants exercisable
	Number	Average exercise price		Average remaining contractual	Weighted number	Weighted number exercisable price
Expiry date	outstanding	CAD	USD	life (years)	exercisable	CAD	USD
22-Nov-20	4,191	$179.63	$137.73	0.23	4,191	$179.63	$137.73
10-May-21	252,089	9.75	7.48	0.69	252,089	9.75	7.48
15-May-21	268,123	9.75	7.48	0.70	268,123	9.75	7.48
22-May-21	411,664	9.75	7.48	0.72	411,664	9.75	7.48
11-Jul-21	194	153.52	117.71	0.86	194	153.52	117.71
13-Mar-22	123,159	10.50	8.05	1.53	123,159	10.50	8.05
20-Dec-22	29,066	27.00	20.70	2.30	29,066	27.00	20.70
20-Mar-23	27,777	13.50	10.35	2.55	27,777	13.50	10.35
30-Mar-23	46,909	13.50	10.35	2.58	46,909	13.50	10.35
31-Mar-23	17,222	13.50	10.35	2.58	17,222	13.50	10.35
27-May-23	130,304	13.50	10.35	2.74	130,304	13.50	10.35
8-Jul-24	451,982	7.50	5.75	3.85	451,982	7.50	5.75
25-Jul-24	361,556	7.50	5.75	3.90	361,556	7.50	5.75
8-Aug-24	281,133	7.50	5.75	3.94	281,133	7.50	5.75
	2,405,369	$9.60	$7.36	2.40	2,405,369	$9.60	$7.36

As at August 31, 2020, the fair value of the 2,405,369 warrants outstanding was determined to be $14,135,321 as calculated using the Black Scholes option pricing model with the following range of assumptions: 0.23 – 3.94 years as expected average life; share price of CAD$11.65; exercise price of CAD$7.50 – CAD$205.20; 115% - 136% expected volatility; risk free interest rate of 0.23% - 0.32%; and an expected dividend yield of 0%.

(a)	Warrants exercised during the year ended August 31, 2020

During the year ended August 31, 2020, the holders of 654,543 warrants exercised their right to convert the warrants into the Company’s common shares at an exercise price of CAD$7.50. As a result of the underlying exercise of warrants, the Company received $3,574,023 in cash proceeds and the intrinsic value of the underlying warrants at the date of exercise of $1,345,573 was transferred to share capital, for a total addition to share capital of $4,919,596.

(b)	Warrants issued during the year ended August 31, 2020

The Company issued 1,739,613 warrants in connection with conversion of convertible debt and 251,281 warrants in connection with private placements, for a total number of 1,990,891 warrants issued, excluding warrants issued in connection with acquisitions (Note 6) as highlighted in the continuity above.

(c)	Warrants issued on conversion of convertible debt

During the year ended August 31, 2020 the Company issued 1,739,613 CAD$7.50 warrants in conjunction with the conversion of 1,739,613 units of convertible debt. Each resulting unit was comprised of one common share of the Company and one common share purchase warrant of the Company. Each whole warrant entitles the holder to acquire one common share of the Company for a period of five years from the date of issuance at an exercise price of CAD$7.50 per warrant. The fair value of the 1,739,613 warrants issued was determined to be $5,037,535 as

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

21.	Warrant liability (cont’d)

(c)	Warrants issued on conversion of convertible debt (cont’d)

calculated using the Black Scholes option pricing model with the following assumptions: a 3.92 to 4.91 year as expected average life; share price of between CAD$7.05 and CAD$25.65; exercise price of CAD$7.50; 136% expected volatility; risk free interest rate of between 0.28% and 1.71%; and an expected dividend yield of 0%. Volatility is calculated using a weighted approach based on the changes in the Company’s historical stock price and volatility for comparable public companies. The final fair value allocated to the warrants on conversion of convertible debt is based on a relative fair value allocation between the common shares issued and warrants issued on conversion.

(d)	Warrants issued on private placement

On December 18, 2019, the Company closed a non-brokered private placement at a price of CAD$18.75 ($14.25) per unit. The Company issued 58,133 units for gross proceeds of CAD$1,090,000 ($830,907). Each unit is comprised of one common share of the Company and one half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share of the Company for a period of 36 months from the date of issuance of the warrant, at an exercise price of CAD$27.00 per share. The proceeds were allocated to the common shares and warrants using the relative fair value method, with $612,745 being allocated to the 58,133 common shares issued and the remaining $218,162 allocated to the 29,067 warrants. The fair value of the 29,067 warrants issued was determined to be $218,162 as calculated using the Black Scholes option pricing model using the relative value method with the following assumptions: a three year as expected average life; share price of CAD$18.45; exercise price of CAD$27.00; 136% expected volatility; risk free interest rate of 1.72%; and an expected dividend yield of 0%. Volatility is calculated based on the changes in the Company’s historical stock prices over the expected life of the warrants.

During the third quarter the Company closed a non-brokered private placement at a price of CAD$9.00 per unit in four tranches. The Company issued a total of 444,429 units for gross proceeds of CAD$3,999,860 ($2,875,593). Each unit is comprised of one common share of the Company and one half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share of the Company for a period of 36 months from the date of issuance of the warrant, at an exercise price of CAD$13.50 per share. The proceeds were allocated to the common shares and warrants using the relative fair value method, with $2,102,047 being allocated to the 444,429 common shares issued and the remaining $773,546 allocated to the 222,214 warrants issued. The fair value of the 222,214 warrants issued was determined to be $773,546 as calculated using the Black Scholes option pricing model using the relative value method with the following assumptions: a three year as expected average life; share price of CAD$8.55 – CAD$12.15; exercise price of CAD$13.50; 136% expected volatility; risk free interest rate of 0.3237% - 0.6861%; and an expected dividend yield of 0%. Volatility is calculated based on the changes in the Company’s historical stock prices over the expected life of the warrants.

22.	Share capital

(a)	Authorized

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preference shares.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

22.	Share capital (cont’d)

(b)	Issued and outstanding, common shares

	Shares	Consideration
	#	$

Balance, as at August 31, 2018	146,750	29,573,077
Convertible debt conversion	9,600	31,026
Common shares issued on exercise of warrants	88	9,303
Balance, August 31, 2019	156,438	29,613,406
Impact of share consolidation	(114)	-
Shares issued on vesting of RSUs (Note 24)	26,666	159,895
Convertible debt conversion (Note 19)	1,739,615	5,152,023
Private placements, net of costs	502,562	2,694,076
Shares issued for cancellation of debt	59,654	724,231
Shares issued on acquisition of UMG (Note 6)	288,560	3,804,344
Shares issued on acquisition of Frankly (Note 6)	2,258,215	12,155,000
Shares issued on acquisition of Winview (Note 6)	1,759,997	7,579,000
Shares issued on acquisition of Driver Database (Note 6)	100,000	859,745
Shares issued on acquisition of Lets Go Racing (Note 6)	200,000	1,719,491
Common shares issued on exercise of warrants (Note 21)	654,543	4,919,596
Balance, August 31, 2020	7,746,136	69,380,807

(c)	Activity for the year ended August 31, 2020

During the year ended August 31, 2020, the Company issued 26,666 common shares upon vesting of an equal number of RSUs (Note 24), issued 1,739,615 common shares in connection with conversion of convertible debt (Note 19), and issued 502,562 common shares in connection with a series of non-brokered private placements as follows:

On December 18, 2019, the Company closed a non-brokered private placement at a price of CAD$18.75 ($14.25) per unit. The Company issued 58,133 units for gross proceeds of CAD$1,090,000 ($830,907). Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share of the Company for a period of 36 months from the date of issuance of the warrant, at an exercise price of CAD$27.00 per share. The proceeds were allocated to the common shares and warrants using the relative fair value method, with $612,745 being allocated to the 58,133 common shares issued and the remaining $218,162 allocated to the 29,067 warrants issued (Note 21).

During the third quarter the Company closed a non-brokered private placement at a price of CAD$9.00 per unit in four tranches. The Company issued a total of 444,429 units for gross proceeds of CAD$3,999,860 ($2,875,593). Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share of the Company for a period of 36 months from the date of issuance of the warrant, at an exercise price of CAD$13.50 per share. The proceeds were allocated to the common shares and warrants using the relative fair value method, with $2,102,047 being allocated to the 444,429 common shares issued and the remaining $773,546 allocated to the 222,214 warrants issued (Note 21).

On March 20, 2020, the Company issued 46,300 common shares in settlement of select trade payables through a shares for debt placement amounting to CAD$900,003 ($632,522). The fair value of the shares issued were based on market price on the date of settlement. In addition, on June 13, 2020, the Company issued 13,354 common

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

22.	Share capital (cont’d)

(c)	Activity for the year ended August 31, 2020 (cont’d)

shares in settlement of select trade payables through a shares for debt placement amounting to CAD$125,000 ($91,709).

On December 31, 2019, the Company issued 288,560 common shares with a fair value of $3,804,344 in connection with the acquisition of UMG (Note 6). On May 8, 2020, the Company issued 2,258,215 common shares with a fair value of $12,155,000 in connection with the acquisition of Frankly (Note 6). On May 8, 2020, the Company issued 1,759,997 common shares with a fair value of $7,579,000 in connection with the acquisition of Winview (Note 6).

On June 3, 2020, the Company issued 100,000 common shares with a fair value of $859,745 in connection with the acquisition of DriverDB (Note 6). On June 3, 2020, the Company issued 200,000 common shares with a fair value of $1,719,491 in connection with the acquisition of Lets Go Racing (Note 6).

During the year ended August 31, 2020, the Company issued 654,543 common shares in connection with the exercise of warrants. In connection with these exercises, amounts recorded to share capital of $4,919,596 are comprised of exercise proceeds of $3,574,023 and intrinsic value of warrants on exercise of $1,345,573 (Note 21).

23.	Stock options

On July 15, 2020, the Company adopted an amended and restated equity incentive plan (“Omnibus Plan”), which amends and restates the equity incentive plan which was previously established as of October 9, 2019. Under the amendments, there were no changes in the terms of previously issued awards. Under the Omnibus Plan, the total number of common shares reserved and available for grant and issuance pursuant to awards shall not exceed 1,501,084 common shares.

Options may be exercisable over periods of up to 10 years as determined by the Board of Directors of the Company and the exercise price shall not be less than the closing price of the shares on the day preceding the award date, subject to regulatory approval. The following table reflects the continuity of stock options for the years ended August 31, 2020 and 2019:

	Weighted-average
	Number of stock options	Exercise price	Grant-date fair value	Remaining contractual term
	#	$	$	(yrs.)

Balance, August 31, 2018	10,936	211.50	63.45	7.28
Granted	1,777	109.95	29.70
Expired/Cancelled	(5,742)	404.85	121.46
Balance, August 31, 2019	6,971	166.20	49.86	5.84
Issued on acquisition of UMG Media Ltd.	16,606	63.30	2.32
Issued on acquisition of Frankly Inc.	64,659	9.22	5.07
Granted	169,995	7.91	4.38
Expired/Cancelled	(5,110)	185.97	55.79
Balance, August 31, 2020	253,121	12.73	4.39	4.31
Vested and expected to vest, August 31, 2020	246,979	12.91	4.37	4.19
Exerciseable as at August 31, 2020	191,730	15.00	4.15	2.74

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

23.	Stock options (cont’d)

The following tables reflect the stock options issued and outstanding as of August 31, 2020:

	Outstanding		Weighted average exercise price	Weighted average remaining contractual term
Expiry date	options	CAD	USD	(Years)
22-Nov-20	492	93.30	71.84	0.23
11-Jul-21	632	164.40	126.58	0.86
15-Jul-21	9,490	41.10	31.64	0.87
10-Dec-21	1,564	93.30	71.84	1.28
30-Jun-22	4,428	153.45	118.15	1.83
20-Mar-23	44	765.00	586.57	2.55
1-Apr-23	104,998	11.25	7.91	2.58
31-Oct-23	64,997	11.25	7.91	3.17
29-Jan-25	46	106.50	76.43	4.42
25-Aug-25	340	106.50	76.43	4.99
14-Sep-25	1,777	146.25	112.14	5.04
23-Sep-25	11	106.50	76.43	5.07
10-Feb-26	1,553	106.50	76.43	5.45
19-May-26	4	106.50	76.43	5.72
23-May-26	9	106.50	76.43	5.73
9-Nov-26	40	157.50	120.76	6.19
3-Mar-27	1,256	106.50	76.43	6.51
31-Jul-27	159	106.50	76.43	6.92
3-Nov-27	133	106.50	76.43	7.18
7-Nov-29	56,483	7.50	5.38	9.19
20-Apr-30	4,665	7.05	5.06	9.64
	253,121	17.41	12.73	4.31

Of the 253,121 options outstanding as at August 31, 2020 (2019 – 6,971), 191,730 are exercisable as at August 31, 2020 (2019 – 167). During the year ended August 31, 2020, share-based compensation expense for the Company’s stock options was $929,906 (2019 – $73,843).

24.	Restricted share units

The Omnibus Plan allows the Company to award restricted share units to officers, employees, directors and consultants of the Company and its subsidiaries upon such conditions as the board may establish, including the attainment of performance goals recommended by the Company’s compensation committee. The purchase price for common shares of the Company issuable under each Restricted Share Unit (“RSU”) award, if any, shall be established by the board at its discretion. Common shares issued pursuant to any RSU award may be made subject to vesting conditions based upon the satisfaction of service requirements, conditions, restrictions, time periods or performance goals established by the board.

The TSXV requires the Company to fix the number of common shares to be issued in settlement of awards that are not options. The maximum number of common shares available for issuance pursuant to the settlement of RSUs shall be an aggregate of 750,542 common shares.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

24.	Restricted share units (cont’d)

The Company’s outstanding RSUs are as follows:

Number
#
Balance, August 31, 2019	-
Issued on acquisition of Frankly Inc.	50,037
Granted	379,001
Vested	(26,666)
Cancelled	-
Balance, May 31, 2020	402,372

On April 1, 2020, the Company granted a 26,666 RSUs to compensate directors, officers and key employees, which vested immediately. On August 13, 2020, the Company granted 352,335 RSUs to compensate directors and officers. The director RSUs vest at the end of one year, and the officer RSUs vest over three years. The remaining 50,037 RSUs were granted on May 8, 2020 in connection with the acquisition of Frankly. These RSUs have a vesting period of three years from the original date of the grant.

The fair value of RSUs granted on April 1, 2020 was estimated based on a closing price of CAD$8.55 (US$6.01) for a total fair value on date of grant of CAD$228,000 ($159,895). As these RSUs had immediate vesting, the fair value was recognized in full on the date of grant as stock-based compensation expense and 26,666 common shares were issued. The fair value of RSUs granted on August 13, 2020 was estimated based on a closing price of CAD$8.40 (US$6.34) for a total fair value on date of grant of CAD$2,959,614 ($2,232,997). The fair value of these RSUs will be recognized as stock-based compensation expense over the vesting period. The fair value of the RSUs granted on May 8, 2020 in connection with the acquisition of Frankly will be recognized as stock-based compensation expense over the vesting period.

During the year ended August 31, 2020, share-based compensation expense for the Company’s RSUs was $479,663 (2019 – $nil).

25.	Capital management

The Company considers its capital to be its shareholders’ equity.

As at August 31, 2020, the Company had shareholders’ equity (deficit) before non-controlling interests of $45,907 (2019 – ($7,960,633)). The Company’s objective when managing its capital is to seek continuous improvement in the return to its shareholders while maintaining a moderate to high tolerance for risk. The objective is achieved by prudently managing the capital generated through internal growth and profitability, through the use of lower cost capital, including raising share capital or debt when required to fund opportunities as they arise.

The Company may also return capital to shareholders through the repurchase of shares, pay dividends or reduce debt where it determines any of these to be an effective method of achieving the above objective. The Company does not use ratios in the management of its capital. There have been no changes to management’s approach to managing its capital during the years ended August 31, 2020 and 2019.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

26.	Commitments and contingencies

(a)	Royalty expenses

Royalty expenses relate to royalties paid to intellectual property rights holders for use of their trademarks, copyrights, software, technology or other intellectual property or proprietary rights in the development or sale of the Eden Games’ products. Eden Games has royalty agreements to utilize trademarks, copyrights, software, technology or other intellectual property or proprietary rights in the development or sale of its products. Eden Games has committed to pay royalties ranging from 4% to 25% of revenues after certain thresholds have been met, in connection with the underlying license agreements. Royalty expenses were €nil for the years ended August 31, 2020 and 2019.

(b)	Consulting contracts

Under the terms of a consulting agreement dated July 27, 2017, the Company is committed to pay to certain employees of Eden Games, nine months severance in the event of termination, amounting to £144,500 ($175,911). If revenue from the Eden Games mobile app exceeds specified amounts, a bonus shall be paid up to a maximum of £100,000 ($121,561) on an annual basis. As no triggering events have taken place related to the contingencies to August 31, 2020, no provision has been made in these consolidated financial statements.

(c)	Litigation and Arbitration

In April 2020, the Company announced its renegotiation of the acquisition of Allinsports. The revised purchase agreement provides for the acquisition of 100% of Allinsports in exchange for the issuance of 966,667 common shares of the Company. The purchase agreement included the requirement of $1.2 million to be advanced against the purchase price. In September 2020, the Company advised the shareholders of Allinsports that closing conditions of the transaction, including the failure to provide audited financial statements, had not been satisfied. In response, in November 2020, the shareholders of Allinsports commenced arbitration in Ontario seeking, among other things, to compel the Company to complete the acquisition of Allinsports without the audited financial statements, and to issue 966,667 common shares of the Company to those shareholders. As alternative relief, the shareholders of Allinsports are seeking US$20,000,000 in damages. The Company will defend itself vigorously in this proceeding.

The Company is subject to various other claims, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when claims become probable and the amounts are estimable. Although the outcome of such matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, operations or liquidity.

(d)	Contingent Consideration and Shares to be Issued

In connection with the Company’s acquisition of IDEAS+CARS Ltd. on July 27, 2017, the principal shareholder of IDEAS+CARS, entered into a three-year agreement with the Company to act as Chief Marketing Officer of the Company and received CAD$357,000 ($256,911) of common shares (369 shares issued January 17, 2018) and up to 7,111 additional common shares upon meeting certain performance milestones based on an issuance price of the greater of CAD$652.50 ($490.80) and the common share closing price on the day prior to the respective milestone date. The agreement stipulates an equivalent share payout of CAD$600,000 ($451,320) in the first year, and CAD$957,000 ($720,000) on the second, third, and fourth anniversaries of the agreement upon meeting annual revenue targets of £272,000 ($347,700), £416,047 ($531,900), £535,707 ($684,900) and £655,023 ($837,400) in the first through fourth years, respectively, with a minimum share equivalent payout of CAD$400,000 ($300,880) annually.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

26.	Commitments and contingencies (cont’d)

(d)	Contingent Consideration and Shares to be Issued (cont’d)

As at August 31, 2020, the estimated fair value of the contingent consideration is $262,067 (2019 - $473,364), which is calculated based on the final milestone minimum share equivalent payout of CAD$400,000 and a discount rate of 19% (2019 – 19%). Based on milestones met to August 31, 2020, $1,059,214 (2019 - $760,216) was reflected as shares to be issued as at August 31, 2020.

27.	Discontinued operations

During the year ended August 31, 2019, the Company ceased operations of the Pro Gaming League Nevada, Inc., a subsidiary. Accordingly, the operational results for this subsidiary have been presented as a discontinued operation.

The operating results of PGL Nevada for the years ended August 31, 2020 and 2019 are presented as discontinued operations as follows:

	2020	2019
Revenues
Event income	$-	$538,137

Operating expenses
Salaries and wages	-	75,010
Sponsorships and tournaments	-	-
Professional fees	827	152,670
Advertising and promotion	-	(341)
Office and general	-	1,152,060
Interest expense	-	53,906
Net loss from discontinued operations	$(827)	$(895,168)

The net cash flows from discontinued operations for the years ended August 31, 2020 and 2019 are as follows:

	2020	2019
Net cash provided by (used in) operating activities	$125	$111,227
Net cash used in financing activities	-	(118,191)
Change in cash	125	(6,964)
Cash, beginning of period	-	6,964
Cash, end of period	$125	$-

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

28.	Segmented information

Information reported to the Company’s Co-Chief Executives, the Chief Operating Decision Makers (“CODM”), for the purposes of resource allocation and assessment of segment performance is focused on the category of services for each type of activity. The principal categories of services are E-Sports, Media and Advertising, and Corporate and Other. The Group’s reportable segments under IFRS 8 are therefore as follows:

E-Sports	-	Services related to competitive organized video gaming or sporting events
Media and Advertising	-	Platform and advertising services provided to other broadcasters, primarily local tv and radio broadcasters
Corporate and Other	-	Services provided to other businesses and other revenues

The Corporate and Other segment primarily consists of support costs not allocated to the two other segments.

The following is an analysis of the Company’s revenue and results by reportable segment in fiscal 2020:

	E-Sports	Media and Advertising	Corporate and Other	Total
	$	$	$	$
Revenue
External sales	4,703,265	6,404,736	376	11,108,377
	4,703,265	6,404,736	376	11,108,377

Results
Segment loss	(10,718,153)	(833,891)	376	(11,551,668)

Central administration costs	-	-	9,691,640	9,691,640
Other gains and losses	15	(14,011)	10,276,041	10,262,045
Finance costs	103,758	241,520	564,650	909,928
Loss before tax	(10,821,926)	(1,061,400)	(20,531,955)	(32,415,281)
Income tax	-	-	-	-
Gain (Loss) for the year from
discontinued operations	-	-	(827)	(827)
non-controlling interest in net loss	-	-	76,066	76,066
Net loss	(10,821,926)	(1,061,400)	(20,456,716)	(32,340,042)

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

28.	Segmented information (cont’d)

The following is an analysis of the Company’s revenue and results by reportable segment in 2019:

	E-Sports	Media and Advertising	Corporate and Other	Total
	$	$	$	$
Revenue
External sales	4,218,987	-	474	4,219,461
	4,218,987	-	474	4,219,461

Results
Segment loss	(1,986,170)	-	474	(1,985,696)

Central administration costs	-	-	5,327,930	5,327,930
Other gains and losses	(26,954)	-	6,332,231	6,305,277
Finance costs	70,834	-	262,547	333,381
Loss before tax	(2,030,050)	-	(11,922,234)	(13,952,284)
Income tax	-	-	(144,822)	(144,822)
Gain (Loss) for the year from
discontinued operations	-	-	(895,168)	(895,168)
non-controlling interest in net loss	-	-	254,276	254,276
Net loss	(2,030,050)	-	(12,707,948)	(14,737,998)

Geographical breakdown

	North America	United Kingdom	European Union	Total
	$	$	$	$
August 31, 2019
Assets	4,414,852	261,196	6,009,649	10,685,697
Long-term assets	1,470,000	17,889	4,443,446	5,931,335
Net (loss)	(5,504,961)	(760,155)	(8,472,882)	(14,737,998)

August 31, 2020
Assets	48,230,804	2,896,582	2,288,091	53,415,477
Long-term assets	37,664,748	2,507,761	1,067,495	41,240,004
Net loss	(24,550,779)	(5,786,648)	(2,002,615)	(32,340,042)

29.	Related party transactions and balances

(a)	Key management compensation

Key management includes the Company’s directors, officers and any consultants with the authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly. Compensation awarded to key management includes the following:

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

29.	Related party transactions and balances (cont’d)

(a)	Key management compensation (cont’d)

	2020	2019
	$	$

Total compensation paid to key management	929,958	1,401,724
Share based payments	1,409,569	28,834

Total compensation paid to key management is recorded in consulting fees and salaries and wages in the consolidated statement of loss and comprehensive loss for the year ended August 31, 2020 and 2019.

Amounts due to related parties as at August 31, 2020 with respect to the above fees were $275,502 (2019 – $124,717). The amounts due to related parties are recorded within accounts payable and accrued liabilities on the consolidated statement of loss and comprehensive loss. These amounts are unsecured, non-interest bearing and due on demand.

30.	Financial instruments and risk management

(a)	Financial risk management objectives and policies

The Company’s activities expose it to a variety of financial risks including foreign currency risk, interest rate risk, credit risk, and liquidity risk. These financial instrument risks are actively managed by the Company under the policies approved by the Board of Directors. The principal financial risks are managed by the Company’s finance department, within Board approved policies and guidelines. On an ongoing basis, the finance department actively manages market conditions with a view to minimizing the exposure of the Company to changing market factors, while at the same time limiting the funding costs to the Company.

(b)	Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company uses information supplied by independent rating agencies where available, and if not available, the Company uses other publicly available financial information and its own records to rate its customers.

Credit risk arises from cash and deposits with banks as well as credit exposure to outstanding receivables, the carrying amounts represent the Company’s maximum exposure to credit risk.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company establishes an allowance for doubtful accounts that represents its estimate of expected losses in respect of accounts receivable. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for groups of similar assets in respect of losses that have been incurred but not yet identified. The collective loss allowance is determined based on historical data of payment statistics for similar financial assets. The allowance for doubtful accounts was $874,438 and $0 as at August 31, 2020 and 2019, respectively.

The Company’s accounts receivable are concentrated among customers in the media and broadcasting industry, which may be affected by adverse economic factors impacting that industry. The Company performs ongoing credit

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

30.	Financial instruments and risk management (cont’d)

(b)	Credit risk (cont’d)

evaluations of its major customers, maintains reserves for expected credit losses, and does not require any collateral deposits. As at August 31, 2020 one customer (2019 - two) accounted for greater than 10% of the Company’s accounts receivable balance. In total, this one customer (2019 - two) accounted for 13% of the

Company’s accounts and other receivables balance as at August 31, 2020 (2019 - 54%). During the year ended August 31, 2020, three (2019 - two) customers represented 50% (2019 - 75%) of total revenue.

The below table reflects the aging of the Company’s aging by invoice date of gross trade accounts receivable and allowance for doubtful accounts as at August 31, 2020:

	0 - 30	31 - 60	61 - 90	91+	Total

Trade accounts receivable (Note 9)	1,622,846	881,830	771,291	1,414,955	4,690,922
Allowance for doubtful accounts (Note 9)	-	-	-	(874,438)	(874,438)
% Allowance	0%	0%	0%	62%	19%

(c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to liquidity risk with respect to its contractual obligations and financial liabilities. The Company manages liquidity risk by continuously monitoring forecasted and actual cash flows and matching maturity profiles of financial assets and liabilities. The Company seeks to ensure that it has sufficient capital to meet short term financial obligations after taking into account its operating obligations and cash on hand.

The Company’s policy is to seek to ensure adequate funding is available from operations and other sources, including debt and equity capital markets, as required.

	< 1 year	1-2 years	3-5 years
	$	$	$

Accounts payable and accrued liabilities	17,144,346	-	-
Players liability account	388,587	-	-
Lease obligation	185,671	386,477	-
Contingent performance share obligation	262,067	-	-
Line of credit	4,919,507	-	-
Long-term debt	97,702	133,230	-
Promissory notes payable	3,818,920	-	-
Deferred purchase consideration	333,503	-	-
Convertible debt	-	10,793,459	-

(d)	Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to fair value risk with respect to debt which bear interest at fixed rates.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

30.	Financial instruments and risk management (cont’d)

(e)	Foreign exchange rates

The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to fluctuations of financial instruments related to cash, accounts and other receivables, and accounts payable denominated in Euros and GBP, as well as debt denominated in Canadian dollars.

(f)	Fair value hierarchy

The following tables combine information about:

●	classes of financial instruments based on their nature and characteristics;
●	the carrying amounts of financial instruments;
●	fair values of financial instruments (except financial instruments when carrying amount approximates their fair value); and
●	fair value hierarchy levels of financial assets and financial liabilities for which fair value was disclosed.

Fair value hierarchy levels 1 to 3 are based on the degree to which the fair value is observable.

For the year ended August 31, 2020:

Carrying value at August 31, 2020	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash and cash equivalents	-	-	-	5,243,278
Restricted cash	-	-	-	388,587
Accounts and other receivables	-	-	-	3,845,890
Government remittances	-	-	-	1,125,912
Advances	-	-	-	-
	-	-	-	10,603,667

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

30.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

Carrying value at August 31, 2020	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable and accrued liabilities	-	-	17,144,346
Players liability account	-	-	388,587
Line of credit	-	-	4,919,507
Long-term debt	-	-	230,932
Promissory notes payable	-	-	3,818,920
Deferred purchase consideration	-	-	333,503
Convertible debt	-	10,793,459	-
	-	10,793,459	26,835,795

For the year ended August 31, 2019:

Carrying value at August 31, 2019	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash and cash equivalents	-	-	-	2,818,744
Restricted cash	-	-	-	8,270
Accounts and other receivables	-	-	-	517,228
Government remittances	-	-	-	711,278
Advances	-	-	-	1,470,000
	-	-	-	5,525,520

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

30.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

Carrying value at August 31, 2019	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable and accrued liabilities	-	-	3,910,899
Players liability account	-	-	8,270
Line of credit	-	-	-
Long-term debt	-	-	246,288
Promissory notes payable	-	-	852,884
Deferred purchase consideration	-	-	-
Convertible debt	-	12,532,723	-
	-	12,532,723	5,018,341

A summary of instruments, with their classification in the fair value hierarchy is as follows:

	Level 1	Level 2	Level 3	Fair value as at August 31, 2020
	$	$	$	$

Convertible debt	-	-	10,793,459	10,793,459
	-	-	10,793,459	10,793,459

	Level 1	Level 2	Level 3	Fair value as at August 31, 2019
	$	$	$	$

Convertible debt	-	-	12,532,723	12,532,723
	-	-	12,532,723	12,532,723

Some of the Company’s financial assets and financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique and key inputs used).

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

30.	Financial instruments and risk management (cont’d)

(f)	Fair value hierarchy (cont’d)

Financial assets / financial liabilities	Valuation technique	Key Inputs	Relationship and sensitivity of unobservable inputs to fair value
Convertible debt	The fair value of the convertible debentures at year-end has been calculated using a binomial lattice methodology.

Key observable inputs

Share price (August 31, 2020: USD $8.92)

Risk-free interest rate (August 31, 2020: 0.14%)

Dividend yield (August 31, 2020: 0%)

Key unobservable inputs

Credit spread (August 31, 2020: 18.35%)

Discount for lack of marketability (August 31, 2020: 47%)

The estimated fair value would increase (decrease) if:

The share price was higher (lower)

The risk-free interest rate was higher (lower)

The dividend yield was lower (higher)

The credit spread was lower (higher)

The discount for lack of marketability was lower (higher)

There has been no change to the valuation technique during the year. There were no transfers between Levels 1, 2 and 3 during the year.

31.	Subsequent events

The Company has evaluated subsequent events from the balance sheet date through January 7, 2021, the date at which the consolidated financial statements were available to be issued, and determined there were no additional items to be disclosed except for the transactions described below.

(a)	Convertible debentures

In September and October 2020, the Company issued additional tranches of the convertible debenture private placement which resulted in the issuance of a total principal amount of $2,901,393 of convertible debentures. In August 2020, the Company had commenced a non-brokered private placement of convertible debentures and closed $8,750,000 (Note 19).

(b)	$8,000,000 Standby debenture facility

In September 2020, the Company has entered into an $8,000,000 stand-by convertible debenture facility (the “Standby Debentures”). The Standby Debenture has substantially similar terms as the 2020 Series debentures, except the following: (i) the references therein to a minimum US$7.50 conversion price have been changed to US$8.90; and (ii) the Standby Debentures are only convertible into common shares of the Company, not units. The Company issued 224,719 warrants in connection with this first draw of Standby Debentures, with each warrant exercisable into one common share the Company at an exercise price of US$15.00 per share for a period of two years, subject to the same acceleration clause as the warrants underlying the 2020 Series debentures. The remaining $6,000,000 of convertible debentures that are issuable under this facility have substantially similar terms as the 2020 Series debentures, including conversion into units consisting of one share and one-half warrant, provided that the conversion price of any additional convertible debentures will be based on the market price of the common shares at the time of such subscriptions and are subject to TSX-V approval. In November 2020, the Company completed the draw of the first $2,000,000 under this facility.

Engine Media Holdings, Inc.
(formerly Torque Esports Corp.)
Notes to the Consolidated Financial Statements
August 31, 2020 and 2019
(Expressed in United States Dollars)

31.	Subsequent events cont’d

(c)	Amendment of credit facility

In December 2020, the Company amended the $5,000,000 revolving term line of credit (“EB Loan”). In connection with the amendment, the maturity date of the EB Loan was extended from January 5, 2021 until January 5, 2022. Additionally, the Company guaranteed the obligations under the EB Loan and has granted a security interest in favour of the Lender over the assets of the Company. In consideration of the extension of the maturity date, the Company has agreed to issue to the Lender an aggregate of 6,666 common shares in the capital of the Company at a deemed price per share equal to $5.77 and an amendment fee of $100,000 which forms part of the outstanding principal under the EB Loan. The Bonus Shares issuable will be subject to a hold period expiring four months and a day following the date of issuance.

(d)	Sale of Motorsport Assets

On November 3, 2020, the Company, following a detailed strategic review in connection with the merger of Torque Esports, Frankly Media and WinView Games, announced that it has completed the sale of IDEAS+CARS, The Race Media, WTF1, Driver DataDB and Lets Go Racing (collectively the “Motorsport Assets”) to Ideas + Cars Holdings Limited, a third party investment group based in the UK. As a result, the Company is eliminating its funding obligations related to the cost of maintaining and growing these auto media businesses and certain accrued liabilities.

(e)	Shares for Debt Transaction

In December 2020, the Company settled outstanding debt of CAD$294,000 with two arm’s length creditors by issuing 40,000 common shares of the Company at a deemed price of CAD$7.35 per share. The amount of indebtedness represents an outstanding balance of consulting fees and expense reimbursement owed to former consultants to the Company.

(f)	Restricted share unit grants

In November 2020, the Company granted 317,047 restricted share units pursuant to the Company’s incentive plan to one officer and key management employees.

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